UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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IQVIA HOLDINGS INC.

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IQVIA HOLDINGS INC. 83 Wooster Heights Road Danbury, CT 06810

February 28, 2018

Dear Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of IQVIA Holdings Inc. (the “Company”) on Tuesday, April 10, 2018, at 9:00 a.m. E.D.T. at The Crowne Plaza, 18 Old Ridgebury Road, Danbury, Connecticut.

The Notice of 2018 Annual Meeting of Stockholders and the Proxy Statement accompanying this letter describe the business to be conducted at the meeting and provide information about the Company.

Your vote is important. Whether you plan to attend the meeting or not, please vote by telephone, over the Internet or complete and return the enclosed proxy card as promptly as possible to ensure that your shares are represented at the meeting. If you attend the meeting and prefer to vote in person, you may withdraw your proxy and vote your shares.

Sincerely, ARI BOUSBIB Chairman, Chief Executive Officer and President

NOTICE OF 2018 ANNUAL MEETING

OF STOCKHOLDERS

April 10, 2018

2018 Annual Meeting Information

Time and Date:	9:00 a.m. E.D.T., Tuesday, April 10, 2018

Place:	The Crowne Plaza

18 Old Ridgebury Road

Danbury, Connecticut

Record Date:	February 14, 2018

Agenda

Proposal 1:	Election of the four nominees for Class II director named in the accompanying proxy statement for a three-year term

Proposal 2:	Ratification of our Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018

    Other business, if properly raised

Additional Information

Annual Report:	The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2017 (the “2017 Annual Report”), which is not part of the proxy soliciting materials, is enclosed.

Proxy Voting:	It is important that your shares be represented and voted at the 2018 annual meeting. You can vote your shares by completing and returning the proxy card sent to you. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the 2018 Annual Meeting by following the instructions in the attached Proxy Statement.

Electronic Delivery:	We will seek to expedite delivery, conserve natural resources and reduce costs by electronically disseminating the 2018 Annual Meeting materials, as permitted by the Securities and Exchange Commission. Many stockholders will receive a Notice of Internet Availability of Proxy Materials with instructions for accessing these materials via the Internet. You can also receive, upon request, a copy of the proxy materials by mail if you prefer. All stockholders who have previously requested paper copies of our proxy materials will continue to receive a paper copy of the proxy materials by mail. It is estimated that proxy materials or a Notice of Internet Availability will be mailed on or about February 28, 2018 to stockholders as of the Record Date.

Important Notice Regarding the Availability of Proxy Materials for the

2018 Annual Meeting of Stockholders to Be Held April 10, 2018:

This Proxy Statement and the 2017 Annual Report are available at

http://materials.proxyvote.com/46266C

By Order of the Board of Directors, James H. Erlinger III Executive Vice President, General Counsel and Secretary

Dated:    February 28, 2018

Danbury, Connecticut

IQVIA HOLDINGS INC.

83 Wooster Heights Road

Danbury, Connecticut 06810

PROXY STATEMENT

Introduction

You are invited to attend the 2018 Annual Meeting of stockholders of IQVIA Holdings Inc. (the “Company,” “we,” or “us”) on Tuesday, April 10, 2018, beginning at 9:00 a.m. E.D.T. (the “2018 Annual Meeting”). The 2018 Annual Meeting will be held at The Crowne Plaza, 18 Old Ridgebury Road, Danbury, Connecticut.

Internet Availability of Proxy Materials

The Board of Directors (the “Board”) is requesting your proxy to vote at the 2018 Annual Meeting and at any adjournment or postponement of the 2018 Annual Meeting. We are sending this Proxy Statement and the accompanying Notice of 2018 Annual Meeting of Stockholders (the “Notice”), proxy card, and the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2017 (the “2017 Annual Report”) to inform you about the 2018 Annual Meeting and request that your shares be represented and voted at the 2018 Annual Meeting. These materials are being mailed starting on or about February 28, 2018.

In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including this Proxy Statement and the 2017 Annual Report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.

THE COMPANY

The Company (NYSE: IQV) is a leading global provider of information, innovative technology solutions and contract research services focused on helping healthcare clients find better solutions for patients. Formed through the Merger of IMS Health and Quintiles, we apply human data science—leveraging the analytic rigor and clarity of data science to the ever-expanding scope of human science—to enable companies to reimagine and develop new approaches to clinical development and commercialization, speed innovation, and accelerate improvements in healthcare outcomes. Powered by the IQVIA CORE™, we deliver unique and actionable insights at the intersection of large scale analytics, transformative technology and extensive domain expertise, as well as execution capabilities to help biotech, medical device, and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors and scientific advances, in an effort to advance their path toward cures. With more than 55,000 employees, we conduct operations in more than 100 countries.

IQVIA is a global leader in protecting individual patient privacy. The company uses a wide variety of privacy-enhancing technologies and safeguards to protect individual privacy while generating and analyzing the information that helps their customers drive human health outcomes forward. IQVIA’s insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors and scientific advances, in an effort to advance their path toward cures.

On November 6, 2017, the Company changed its name to IQVIA Holdings Inc. from Quintiles IMS Holdings, Inc. On November 15, 2017, the Company changed its stock trading symbol from “Q” to “IQV.” Currently, the Company’s stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “IQV.”

Important Notice Regarding the Availability of Proxy Materials

for the 2018 Annual Meeting to Be Held April 10, 2018:

This Proxy Statement and the 2017 Annual Report are available at:

http://materials.proxyvote.com/46266C

ABOUT THE 2018 ANNUAL MEETING

What is the purpose of the 2018 Annual Meeting?

At the 2018 Annual Meeting, holders of shares of our common stock will consider and act upon the following items of business:

•	Election of the four nominees for Class II director named in this Proxy Statement for a three-year term;

•	Ratification of our Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018; and

•	Transaction of any other business that may properly come before the 2018 Annual Meeting.

The Board recommends: (i) a vote FOR the election of the four nominees proposed for election as Class II directors and (ii) a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018 and, on any other business properly brought before the 2018 Annual Meeting, in accordance with the best judgment of the named proxies.

Who are the Class II directors that will be voted on at the 2018 Annual Meeting?

The following are the Class II directors that have been nominated for election to our Board:

•	Ari Bousbib;

•	Colleen A. Goggins;

•	John M. Leonard, M.D.; and

•	Todd B. Sisitsky.

Information regarding each of our directors is set forth below under “Proposal 1—Election of Directors.”

Who is entitled to vote at the 2018 Annual Meeting?

Only stockholders of record on February 14, 2018, the record date for the 2018 Annual Meeting, are entitled to receive notice of and to vote at the 2018 Annual Meeting. On that date, the Company had 208,270,100 shares of common stock outstanding.

What constitutes a quorum?

A quorum of shares is necessary to hold a valid stockholders’ meeting. Our Bylaws provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at meetings of stockholders. Shares for which a stockholder directs an “abstention” from voting, as well as shares that a broker holds in “street name” and votes on some matters but not others (“broker non-votes,” which result when brokers have not received voting instructions from their customers on certain non-routine matters), will be counted for purposes of establishing a quorum.

What vote is required to approve each item of business?

Proposal 1 (Election of Directors)

Our Bylaws provide that directors are elected by a plurality of votes cast, which means the shares voted “for” a nominee must exceed the number voted against (or withheld from) that nominee. If you are present at the 2018 Annual Meeting but do not vote for or against a particular nominee, or if you have given a proxy and abstained on a nominee, or if there are broker non-votes, the shares withheld or not voted will not affect the outcome of the election of directors.

Our Corporate Governance Guidelines provide that, in an uncontested election, a director who receives a number of “withhold” votes that is greater than 50% of all votes cast shall promptly tender his or her resignation from the Board. The Nominating and Governance Committee shall then make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Nominating and Governance Committee and the Board, in making its recommendation or decision, as applicable, shall consider what it believes is in the best interests of the Company and its stockholders and may consider any factor or other information it deems relevant. The Board shall act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and shall publicly disclose its decision regarding the resignation within 90 days after the results of the election are certified. If the resignation is not accepted, the director shall continue to serve until the next annual meeting of stockholders at which such director faces re-election and until such director’s successor is elected and qualified.

Proposal 2 (Ratification of Appointment of Independent Registered Public Accounting Firm)

For the ratification of the appointment of the independent registered public accounting firm, the affirmative vote of a majority of the shares cast on the matter at the 2018 Annual Meeting is required for approval. If your shares are present at the meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will not affect the outcome of the proposal. Broker non-votes, if any, also will not affect this proposal. However, both abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

What are the voting rights of stockholders?

Each share of our common stock is entitled to one vote. There is no cumulative voting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer and Trust Company, LLC, you are considered, with respect to those shares, the “stockholder of record.” Proxy materials or a Notice of Internet Availability of Proxy Materials have been sent directly to you by the Company.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and these proxy materials or a Notice of Internet Availability of Proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following their instructions for voting. Please note that since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting.

How do stockholders vote?

If you are a stockholder of record, you may have your shares voted on matters presented at the 2018 Annual Meeting in any of the following ways:

•	In person—you may attend the 2018 Annual Meeting and cast your vote there. If you have already voted online, by telephone or by mail, your vote at the 2018 Annual Meeting will supersede your prior vote.

•	By proxy—stockholders of record have a choice of voting by proxy:

•	over the Internet at www.proxyvote.com;

•	by using a toll-free telephone number noted on your proxy card; or

•	by completing a proxy card and mailing it in the postage-paid envelope provided. Please allow sufficient time for delivery of your proxy card if you decide to vote by mail.

The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. E.D.T. on April 9, 2018.

If you are a beneficial owner holding in street name, please refer to your proxy card or the information forwarded by your broker, bank or other nominee to see which of the above choices are available to you. Brokers are not permitted to vote for Proposal One if the broker has not received instructions from the beneficial owner of shares. It is particularly important, if you hold your shares through a broker or other nominee, that you instruct your broker how you wish to vote your shares because brokers will have discretionary voting authority only with respect to Proposal Two if you do not do so.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

If a stockholder gives a proxy, how are the shares voted?

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card (your “proxies”) will vote your shares in the way that you indicate. The individuals named as proxies on the proxy card are Mr. Bousbib, our Chairman, Chief Executive Officer and President (referred to herein as our “Chief Executive Officer”) and Mr. McDonnell, our Executive Vice President and Chief Financial Officer. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares should be voted for or withheld from the election of director, or voted for or against or to abstain from voting on all, some or none of the other items of business to come before the 2018 Annual Meeting.

If you properly sign your proxy card but do not indicate how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted as the Board recommends, which recommendations are set forth above.

It is possible that items of business other than those listed above may be brought before stockholders at the 2018 Annual Meeting. If we were not aware of the matter a reasonable time before the mailing of this Proxy Statement, the persons named as proxies on the proxy card will vote shares for which you have given a proxy on the matter as recommended by the Board, or, if no Board recommendation is given, the proxies will vote the shares in their discretion. In any event, the individuals named as proxies must comply with the rules of the Securities and Exchange Commission (the “SEC”) when voting shares on a discretionary basis. At the date of this Proxy Statement, we have not received any notice regarding any other matter to come before the 2018 Annual Meeting that was timely in accordance with our Bylaws.

If I vote by proxy, may I still attend the 2018 Annual Meeting?

Voting over the Internet, by telephone or by sending in a signed proxy card will not prevent you from attending the 2018 Annual Meeting and voting in person.

Who Can Attend the 2018 Annual Meeting?

Any Company stockholder as of the close of business on February 14, 2018 may attend the meeting. You will need proof of ownership to enter the meeting. Even if you plan to attend the meeting, please vote your shares by submitting a proxy.

If your shares are held in street name (beneficially held in the name of a broker, bank or other holder of record), you must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. Please note that if you are a beneficial holder and would like to vote at the meeting in person, you will need to bring a legal proxy from your broker, bank or other holder of record.

Stockholders must also present a valid form of photo identification, such as a driver’s license, in order to be admitted to the meeting. No cameras, recording equipment, large bags or packages will be permitted in the meeting.

How can I revoke a proxy?

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be filed with the Secretary by the time the 2018 Annual Meeting begins, or by attending the 2018 Annual Meeting and voting in person.

Who is paying the costs of this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. We will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy materials to beneficial owners. In addition, certain of our directors, officers and employees, without additional compensation, may solicit proxies on our behalf in person, by telephone, or by electronic communication.

How can I find out the results of the voting at the 2018 Annual Meeting?

American Stock Transfer & Trust Company, LLC (“AST”), an independent entity, will receive and tabulate the vote in connection with the 2018 Annual Meeting. Representatives of AST will act as the independent Inspectors of Election and in this capacity will supervise the voting, decide the validity of proxies and certify the results. AST has been instructed that the vote of each stockholder must be kept confidential and may not be disclosed (except in legal proceedings or for the purpose of soliciting stockholder votes in a contested proxy solicitation).

Voting results will be announced by the filing of a Current Report on Form 8-K with the SEC within four business days after the 2018 Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Why did my household only receive one paper copy of the Notice? How can I obtain an additional copy of the proxy materials?

We have adopted a procedure approved by the SEC, known as “householding.” Under this procedure, we deliver a single copy of the Notice and, if requested, our proxy materials, to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs and the environmental impact of our annual meetings. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate Notice or a copy of this Proxy Statement and our 2017 Annual Report to any stockholder at a shared address to which we delivered a single Notice.

To receive free of charge a separate copy of this Proxy Statement and our 2017 Annual Report, stockholders may write or call the Company at the following:

Investor Relations Department

83 Wooster Heights Road

Danbury, Connecticut 06810

ir@iqvia.com

(203) 448-4600

866-267-4479

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

How can I receive electronic access to proxy materials?

If you hold shares registered in your name, you may sign up at www.investordelivery.com to receive electronic access to proxy materials for future meetings, rather than receiving mailed copies. If you choose electronic access, you will receive an email notifying you when the 2017 Annual Report and Proxy Statement are available, with electronic links to access the documents (in PDF and HTML formats) on a website and instructions on how to vote online. Your enrollment for electronic access will remain in effect unless you cancel it, which you can do up to two weeks before the record date for any future annual meeting.

If you own your shares in street name, you may be able to obtain electronic access to proxy materials by contacting your broker, bank, trustee or other intermediary, or by going online at www.proxyvote.com.

If I cannot attend the 2018 Annual Meeting, what are the deadlines for voting?

If you choose to vote over the Internet or by telephone, you must complete the process no later than 11:59 p.m. E.D.T. on Monday, April 9, 2018 and in that case it is not necessary for you to return your proxy card.

If you choose to vote by mailing a proxy card, you should mail your signed proxy card sufficiently in advance for it to be received no later than 5:00 p.m. E.D.T. on Monday, April 9, 2018.

When is the next “say on pay” vote?

Our next “say on pay” vote will occur as part of the 2020 annual meeting of stockholders. At our 2017 annual stockholders meeting, we conducted a “say on pay” vote and our stockholders approved our conducting a “say on pay” vote once every three years.

What is the “Merger” referenced in this Proxy Statement?

On May 3, 2016, Quintiles Transnational Holdings Inc. and IMS Health entered into an Agreement and Plan of Merger (the “Merger Agreement”). Effective October 3, 2016, pursuant to the Merger Agreement, IMS Health merged with and into Quintiles, with Quintiles continuing as the surviving corporation, and the separate corporate existence of IMS Health ceased (the “Merger”). Immediately prior to the completion of the Merger, Quintiles converted to a Delaware corporation and changed its name. For purposes of describing actions or events prior to the Merger, “Quintiles” refers to Quintiles Transnational Holdings Inc. On November 6, 2017, the Company changed its name from Quintiles IMS Holdings, Inc. to IQVIA Holdings Inc. and on November 15, 2017, the Company changed its stock ticker symbol from “Q” to “IQV.”

Who are the “Sponsors” referenced in this Proxy Statement?

In connection with the Merger, the Company entered into a shareholders agreement (the “Shareholders Agreement”) with certain of the largest post-Merger shareholders, including certain funds affiliated with TPG Global, LLC (“TPG”), certain affiliates of Bain Capital Investors, LLC (“Bain Capital”), CPP Investment Board Private Holdings Inc. (“CPPIB”), Dr. Gillings and certain of his affiliates (“DG Shareholders”), and Leonard Green & Partners, L.P. (“LGP”). These shareholders are sometimes referred to as the “Sponsors” in this Proxy Statement.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Company’s amended and restated certificate of incorporation currently provides for a board of directors divided into three classes, designated Class I, Class II and Class III.

The Board currently consists of twelve directors, divided into the following three classes:

•	Class I directors: Jonathan J. Coslet, Michael J. Evanisko, Dennis B. Gillings, CBE and Ronald A. Rittenmeyer, whose current terms will expire at the 2020 annual meeting of stockholders;

•	Class II directors: Ari Bousbib, Colleen A. Goggins, John M. Leonard, M.D. and Todd B. Sisitsky, whose current terms will expire at the 2018 Annual Meeting; and

•	Class III directors: John P. Connaughton, John G. Danhakl, James A. Fasano and Jack M. Greenberg, whose current terms will expire at the 2019 annual meeting of stockholders.

This year, Class II directors will stand for re-election. Consistent with the requirements of the Shareholders Agreement described below under “Corporate Governance Highlights—Board Composition” and “Director Independence and Certain Relationships and Related Person Transactions—Shareholders Agreement,” our amended and restated certificate of incorporation and our amended and restated bylaws, upon the recommendation of the Nominating and Governance Committee, the Board has nominated each of our current Class II directors for re-election as Class II directors at the 2018 Annual Meeting. If re-elected at the 2018 Annual Meeting, each Class II director nominee will hold office until our 2021 annual meeting. All directors, subject to such director’s earlier death, resignation, retirement, disqualification or removal from office, shall hold office until the expiration of the term for which he or she was elected, and until his or her successor is duly elected and qualified.

The Board believes that each of the nominees has a record of integrity, a strong professional reputation and a record of entrepreneurial or managerial achievement. The specific experience, qualifications, attributes and skills of each nominee that led the Board to conclude that the individual should serve as a director are described in each nominee’s biography below.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, and the Board does not, in that event, choose to reduce the size of the Board, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the 2018 Annual Meeting.

THE BOARD RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH NAMED NOMINEE

The following table sets forth, for the Class II nominees and our other current directors who will continue in office after the 2018 Annual Meeting, certain information about them, including their ages as of the date of this Proxy Statement:

Name	Age	Position Held with the Company	Audit(1)	N&G(2)	LDC(3)	Director Since
Class I Directors whose terms expire at the 2020 Annual Meeting of Stockholders
Jonathan J. Coslet	53	Director				2003
Michael J. Evanisko	68	Director	X			2010
Dennis B. Gillings, CBE, Ph.D.	73	Director				1982
Ronald A. Rittenmeyer	69	Director	X		Chair	2016

Class II Directors whose terms expire at the 2018 Annual Meeting
Ari Bousbib	56	Chairman of the Board, Chief Executive Officer and President				2016
Colleen A. Goggins	63	Director	X			2017
John M. Leonard, M.D.	60	Director	X	X		2015
Todd B. Sisitsky	46	Director		X	X	2016

Class III Directors whose terms expire at the 2019 Annual Meeting of Stockholders
John P. Connaughton	55	Director			X	2008
John G. Danhakl	61	Director		X		2016
James A. Fasano	47	Director	Chair			2016
Jack M. Greenberg	75	Director		Chair	X	2004

(1)	Member of the Audit Committee of the Board.
(2)	Member of the Nominating and Governance Committee of the Board.
(3)	Member of the Leadership Development and Compensation Committee of the Board.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the 2018 Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Class I Directors Continuing in Office until the 2020 Annual Meeting of Stockholders

JONATHAN J. COSLET. Mr. Coslet has served as a director of the Company since 2003. Mr. Coslet is a Senior Partner of TPG Capital. He is also a member of TPG’s Investment Committee and Management Committee. Prior to joining TPG in 1993, Mr. Coslet was in the Investment Banking department of Donaldson, Lufkin & Jenrette, specializing in leveraged acquisitions and high yield finance from 1991 to 1993. Mr. Coslet serves on the board of directors of Life Time Fitness. Mr. Coslet was formerly a director of IASIS Healthcare Corporation, PETCO Animal Supplies, Inc., Zimmer Biomet Holdings, Inc. (formerly Biomet, Inc.), Caesars Entertainment Corporation, and Neiman Marcus, Inc. Mr. Coslet also serves on the Harvard Business School Advisory Board for the West Coast. Mr. Coslet received his Master of Business Administration from Harvard Business School in 1991, where he was a Baker Scholar and a Loeb Fellow, and his Bachelor of Science in Economics (Finance) from the University of Pennsylvania Wharton School, where he was Valedictorian, summa cum laude, a Gordon Fellow and a Steur Fellow. Because of his extensive experience as a TPG Senior Partner and over 25 years’ business experience, including experience in the pharmaceutical, private equity and investment banking industries, we believe Mr. Coslet is well qualified to serve on the Board. Mr. Coslet was designated for election to the Board by TPG pursuant to the Shareholders Agreement described below.

MICHAEL J. EVANISKO. Mr. Evanisko has served as a director of the Company since May 2010. Mr. Evanisko is currently Chairman of PARx Solutions, Inc., a provider of processing services for physician practices, where he has served as a director and Chairman since June 2012. From September 2010 to December 2012, Mr. Evanisko served on the board of BackChannel Media, Inc. From July 2008 to May 2011, he served as a consultant to Clarion Healthcare Consulting, LLC, a strategic and organizational consulting firm to pharmaceutical, biotechnology and medical device and diagnostics businesses. From June 2002 to February 2008, Mr. Evanisko served as Executive Chairman of Adheris, Inc., a provider of educational and informational services to patients taking prescription medications. From January 2008 to June 2008, he also served as a consultant to M|C Communications, LLC. He received his Bachelor’s degree in Labor Studies from Pennsylvania State University, his Master of Public Administration from Pennsylvania State University, his Master of Arts in Administrative Sciences from Yale University and his Master of Philosophy from Yale University. Mr. Evanisko serves as a member of the Audit Committee. Because of his leadership experience, over 30 years’ experience in management consulting and entrepreneurial ventures in healthcare and his service on our Board since 2010, we believe Mr. Evanisko is well qualified to serve on the Board. Mr. Evanisko was designated for election to the Board by the parties to the Shareholders Agreement described below.

DENNIS B. GILLINGS, CBE, Ph.D. Dr. Gillings has served as a director of the Company since he founded it in 1982 and as lead director since October 2016. He also served as Quintiles’ Executive Chairman from December 2012 to December 2015 and as Chief Executive Officer of Quintiles from 1982 to December 2012. Since 2016, Dr. Gillings has served as Executive Chair of PharmaBio Development, a biotechnology investment fund. Dr. Gillings taught for more than 15 years as a professor at the University of North Carolina at Chapel Hill. Dr. Gillings has served on several other boards and councils, including the International Advisory Council to Singapore, the International Advisory Board for the Scottish Enterprise, and the Advisory Board of the Schaeffer Health Policy Institute at the University of Southern California. He served as the founding Chairman of the Association of Clinical Research Organizations. He also served as a director of Icagen, Inc. from 1997 until June 2011. He was awarded the Commander in The Most Excellent Order of the British Empire in 2004. Dr. Gillings served as Pro Chancellor of the University of Southampton from 2006 to 2011. In 2012, he received the SCRIP Lifetime Achievement Award in recognition of contributions to the pharmaceutical industry. Dr. Gillings received a diploma in Mathematical Statistics from Cambridge University in 1967 and a Ph.D. in Mathematics from the University of Exeter, England, in 1972. During 1996 to 1997, Dr. Gillings received honorary Professorships of Medicine from Beijing University, Peking Union Medical College, Shanghai University and Xian University. Dr. Gillings has also received Honorary Doctorate degrees from the University of Exeter, the University of North Carolina at Chapel Hill, and the University of Southampton, Kings College, London and University College, London. He also became an Honorary Fellow at Queen Mary, University of London and the Academy of Medical Science, London. Because of his unique perspective of over 30 years of industry experience and leadership of our Company since its founding, which provides valuable insight to and a vital link between management and our Board, we believe Dr. Gillings is well qualified to serve on the Board. Dr. Gillings was designated for election to the Board by the parties to the Shareholders Agreement described below.

RONALD A. RITTENMEYER. Mr. Rittenmeyer has served as a director of the Company since October 2016. Prior to his role at the Company, Mr. Rittenmeyer served as a Director of IMS Health from April 2010 to October 2016. He is the past Chairman, President and CEO of Expert Global Solutions, Inc., a business process outsourcing company, from 2011 to June 2014. He is the current Chairman and CEO of Millenium Health, a leading private health solutions company. Previously, Mr. Rittenmeyer served as Chairman, CEO and President of Electronic Data Systems Corporation from 2005 until 2008. Prior to that, he served as Chief Operating Officer of Electronic Data Systems Corporation from October 2005 until September 2007 (including service as Co-Chief Operating Officer until May 2006) and as Executive Vice President, Global Service Delivery from July 2005 until December 2006. Mr. Rittenmeyer also serves on the boards of directors of American International Group, Inc. and Tenet Health Care Corporation. He previously served as a director of EDS and RH Donnelley (presently Dex One Corporation). Mr. Rittenmeyer holds a B.A. in Commerce and Economics from Wilkes University and his M.B.A. from Rockhurst University. Mr. Rittenmeyer chairs the LDC Committee and serves as a member of the Audit Committee. Because of his leadership experience, over 30 years of business experience and extensive experience serving on public company boards, we believe Mr. Rittenmeyer is well qualified to serve on the Board. Mr. Rittenmeyer was designated for election to the Board by the parties to the Shareholders Agreement described below.

Class II Nominees for Election to a Three-Year Term Expiring at the 2021 Annual Meeting of Stockholders

ARI BOUSBIB. Mr. Bousbib is chairman and chief executive officer of the Company. He assumed this position in October 2016 following the Merger of Quintiles and IMS Health. From 2010 until the Merger, Mr. Bousbib served as Chairman and CEO of IMS Health. Prior to joining IMS Health, Mr. Bousbib spent 14 years at United Technologies Corporation (“UTC”), an aerospace, defense and building systems company. From 2008 until 2010, he served as President of UTC’s Commercial Companies, with executive leadership responsibilities for the worldwide operations of Otis Elevator Company, Carrier Corporation, UTC Fire & Security and UTC Power Inc. From 2002 until 2008, Mr. Bousbib was President of Otis, and from 2000 to 2002, he served as its Chief Operating Officer. Prior to joining UTC, Mr. Bousbib was a partner at Booz Allen Hamilton. Mr. Bousbib currently serves on the board of directors of The Home Depot, Inc. and is a member of the Harvard Medical School Health Care Policy Advisory Council. He previously served on the board of directors of Best Buy, Inc. and was appointed by the President of the United States to serve on the President’s Commission on White House Fellowships. Mr. Bousbib holds a Master of Science Degree in Mathematics and Mechanical Engineering from the Ecole Superieure des Travaux Publics, Paris, and an M.B.A. from Columbia University. Because of Mr. Bousbib’s extensive leadership experience and service as our Chief Executive Officer, we believe Mr. Bousbib is well qualified to serve on the Board. Mr. Bousbib has been designated for nomination to the Board pursuant to the Shareholders Agreement described below.

COLLEEN A. GOGGINS. Ms. Goggins has served as a director of the Company since July 2017. Ms. Goggins was a senior executive at Johnson & Johnson (“J&J”) for more than three decades. Ms. Goggins retired in 2011 after serving ten years on J&J’s Executive Committee and as the Worldwide Chairman of its Consumer Group. Ms. Goggins is a member of the supervisory board of Bayer AG and a member of the board of directors of TD Bank Group. She previously served on the board of directors of Valeant Pharmaceuticals International, Inc. Ms. Goggins is also a member of the University of Wisconsin Foundation and serves on the boards of directors of the University of Wisconsin Center for Brand and Product Management, the

Child Health Institute of New Jersey, the Institute of International Education, and New York City Meals-on-Wheels. Ms. Goggins serves as a member of the Audit Committee. Because of Ms. Goggins’s extensive leadership experience and service on J&J’s Executive Committee, we believe Ms. Goggins is well qualified to serve on the Board. Ms. Goggins has been designated for nomination to the Board pursuant to the Shareholders Agreement described below.

JOHN M. LEONARD, M.D. Dr. Leonard has served as a director of the Company since February 2015. Since July 2014, Dr. Leonard has served as President and Chief Executive Officer at Intellia Therapeutics, Inc., a biotechnology company involved in gene-based therapy. Dr. Leonard previously served as the Chief Scientific Officer and Senior Vice President of Research and Development at AbbVie Inc., a global pharmaceutical company, from its spin-out from Abbott Laboratories in January 2013 until retiring from those positions at the end of 2013. Prior to the formation of AbbVie, Dr. Leonard served as Senior Vice President of Global Pharmaceutical Research and Development at Abbott from 2008 to 2012. He has over 30 years of combined experience in medicine, research and management, including serving in various roles at Abbott beginning in 1992. Dr. Leonard also serves as a director of Chimerix, Inc. and Intellia Therapeutics, Inc. Dr. Leonard earned a Bachelor’s Degree in Biochemistry from the University of Wisconsin at Madison and a Doctorate in Medicine from Johns Hopkins University in Baltimore, MD. Dr. Leonard completed an Internship and Residency in Internal Medicine at Stanford University Hospital followed by a Postdoctoral Fellowship in Molecular Virology at the National Institute of Allergy and Infectious Diseases at the National Institutes of Health. Dr. Leonard serves as a member of the Audit Committee and as a member of the Nominating and Governance Committee. Because of his leadership experience, including his over 30 years’ experience in medicine, research and management, we believe Dr. Leonard is well qualified to serve on the Board. Dr. Leonard has been designated for nomination to the Board pursuant to the Shareholders Agreement described below.

TODD B. SISITSKY. Mr. Sisitsky has served as a director of the Company since October 2016. Prior to his role at the Company, Mr. Sisitsky served as a director of IMS Health from February 2010 until October 2016. Mr. Sisitsky is a Partner of TPG, where he serves as Managing Partner of TPG Capital business in the U.S. and E.U. and co-leads the firm’s investment activities in the healthcare services and pharmaceutical/medical device sectors. Mr. Sisitsky serves on the boards of directors of Adare Pharmaceuticals, Endo International PLC, Immucor Inc. and Surgical Care Affiliates, Inc. He previously served on the boards of directors of IASIS Healthcare Corporation, Par Pharmaceuticals Companies, Inc. and Zimmer Biomet Holdings, Inc. (formerly Biomet, Inc.). He also serves on the board of the Campaign for Tobacco Free Kids, a global not-for-profit organization, and the Dartmouth Medical School Board of Overseers. Prior to joining TPG in 2003, Mr. Sisitsky worked at Forstmann Little & Company and Oak Hill Capital Partners. Mr. Sisitsky earned an M.B.A. from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar, and earned his undergraduate degree from Dartmouth College, where he graduated summa cum laude. Mr. Sisitsky serves as a member of the LDC Committee and as a member of the Nominating and Governance Committee. Because of his extensive experience in leadership, business and healthcare, we believe Mr. Sisitsky is well qualified to serve on the Board. Mr. Sisitsky has been designated for nomination to the Board by TPG pursuant to the Shareholders Agreement described below.

Class III Directors Continuing in Office until the 2019 Annual Meeting of Stockholders

JOHN P. CONNAUGHTON. Mr. Connaughton has served as a director since January 2008. Mr. Connaughton is a Co-Managing Partner and Managing Director of Bain Capital, which he joined in 1989. Prior to joining Bain Capital, Mr. Connaughton was a consultant at Bain & Company, Inc., where he worked in the healthcare, consumer products and business services industries. Mr. Connaughton also serves as a director of iHeartMedia, Inc., Beacon Health Options, and The Boston Celtics. Mr. Connaughton was formerly a director of Grupo Notre Dame Intermedica, SunGard Data Systems Inc., Warner Music Group Corp., Warner Chilcott plc, HCA Holdings, Inc., CRC Health Corporation, BIO Products Laboratory, and Air Medical Group Holdings, Inc. He also volunteers for a variety of charitable organizations, serving as a member of The Berklee College of Music Board of Trustees and the University of Virginia McIntire Foundation Board of Trustees. Mr. Connaughton received a Bachelor of Science in Commerce from the University of Virginia and an M.B.A. from Harvard Business School, where he was a Baker Scholar. Mr. Connaughton serves as a member of the LDC Committee. Because of his extensive experience as a Managing Director of Bain Capital, service on other public company boards and over 15 years’ experience in the private equity industry, as well as extensive experience in the healthcare industry, we believe Mr. Connaughton is well qualified to serve on the Board. Mr. Connaughton was designated for election to the Board by Bain Capital pursuant to the Shareholders Agreement described below.

JOHN G. DANHAKL. Mr. Danhakl has served as a director of the Company since October 2016. Prior to his role at the Company, Mr. Danhakl served as a director of IMS Health from February 2010 until October 2016. He is Managing Partner at LGP, which he joined in 1995. Previously, Mr. Danhakl was a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation, which he joined in 1990. From 1985 until 1990, Mr. Danhakl was a Vice President in corporate finance at Drexel Burnham Lambert, Inc. Mr. Danhakl currently serves on the boards of directors of Advantage Solutions, Inc., Charter NEX, CPA Global, Genani Corporation, Insight Global, Inc., J. Crew Group, Inc., Life Time Fitness, Inc., Mister Car Wash Holdings,

Inc., MultiPlan, Inc., Packers Sanitation Services, Inc. and Savers, Inc. He previously served on the boards of directors of Air Lease Corporation, Animal Health, Inc., Arden Group, Inc., AsianMedia Group, LLC, Big 5 Sporting Goods Corporation, CCC Information Services, Inc., Communications & Power Industries, Inc., Diamond Triumph Auto Glass, Inc., Hits, Inc., Leslie’s Poolmart, Inc., Liberty Group Publishing, Inc., SunEdison Inc. (formerly known as MEMC Electronic Materials, Inc.), Petco Animal Supplies, Inc., Phoenix Scientific, Inc., Rite Aid Corporation, Sagittarius Brands, The Neiman Marcus Group, Tire Rack, Inc. and VCA Antech, Inc. Mr. Danhakl holds a B.A. in Economics from the University of California at Berkeley, and an M.B.A. from Harvard Business School. Mr. Danhakl serves as a member of the Nominating and Governance Committee. Because of his extensive experience serving as a public company director and his knowledge of corporation finance, we believe Mr. Danhakl is well qualified to serve on the Board. Mr. Danhakl was designated for election to the Board by LGP pursuant to the Shareholders Agreement described below.

JAMES A. FASANO. Mr. Fasano has served as a director of the Company since October 2016. Prior to his role at the Company, Mr. Fasano served as a director of IMS Health from January 2015 until October 2016. He is Managing Director responsible for leading CPP Investment Board’s Funds, Secondaries & Co-investments group and previously led CPPIB’s Principal Investing group. Prior to joining CPPIB in 2004, Mr. Fasano worked in the Investment Banking group at Merrill Lynch & Co., focusing on companies in the media and telecommunications sectors. Previously, he was a member of the Mergers & Acquisitions group at RBC Capital Markets and was a Commissioned Officer in the Canadian Armed Forces. Mr. Fasano serves on the board of directors of NEWAsurion, and formerly was a director of Cequel Communications, AWAS Aviation Capital, LHP Hospital Group and Kinetic Concepts. He holds a Bachelor of Engineering degree from the Royal Military College of Canada and an M.B.A. from the University of Chicago Graduate School of Business. Mr. Fasano chairs the Audit Committee. Because of Mr. Fasano’s experience in finance and leadership roles, we believe he is well qualified to serve on the Board. Mr. Fasano was designated for election to the Board by CPPIB pursuant to the Shareholders Agreement described below.

JACK M. GREENBERG. Mr. Greenberg has served as a director of the Company since January 2004 and as Chairman of the board of directors from January 2016 until October 2016. He served as Chairman of The Western Union Company from 2006 until May 2017 and InnerWorkings, Inc. since 2010. He formerly served as Chairman and Chief Executive Officer of McDonald’s Corporation from May 1999 and August 1998, respectively, until his retirement in December 2002. Before becoming its Chief Executive Officer, Mr. Greenberg held various senior positions at McDonald’s, including Vice-Chairman, President and Chairman and Chief Executive Officer of McDonald’s USA, a division of McDonald’s Corporation. Mr. Greenberg served as a director of The Allstate Corporation, Hasbro, Inc. and Manpower Inc. He is a member of the American Institute of Certified Public Accountants, the Illinois CPA Society and the Chicago Bar Association. Mr. Greenberg is also a member of the board of trustees of DePaul University (having previously served as its Chairman), The Field Museum and the Institute of International Education. Mr. Greenberg retired as the Chairman of the board of directors of the Metropolitan Pier & Exposition Authority in September 2016. He formerly served on the executive committee of The Chicago Community Trust. Mr. Greenberg holds a business degree from DePaul University’s School of Commerce and a Juris Doctor from DePaul University’s School of Law. Mr. Greenberg chairs the Nominating and Governance Committee and serves as a member of the LDC Committee. Because of his previous service as the chairman, chief executive officer and chief financial officer of a global company, McDonald’s Corporation, qualifications as a certified public accountant and current or former service on a number of other public company boards, including as our chairman, we believe Mr. Greenberg is well qualified to serve on the Board. Mr. Greenberg was designated for election to the Board pursuant to the Shareholders Agreement described below.

THE COMPANY’S CORPORATE GOVERNANCE

Corporate Governance Highlights

We believe that a strong corporate governance framework is essential to our long-term success. We are committed to adopting and following strong corporate governance practices because we believe that such practices promote an environment of accountability for the Board and our senior management and otherwise promote the long-term interests of our stockholders. Below is a summary of some of the highlights of our corporate governance framework, which are discussed in more detail in this Proxy Statement.

✓	Accountability. Each share of our common stock outstanding on the record date is entitled to one vote per matter presented to stockholders	✓	Annual Named Executive Officer Performance Evaluation by the LDC Committee of the Board
✓	Securities Trading Policy, including Anti-Hedging and Anti-Pledging terms with certain limited exceptions	✓	Director Resignation Policy whereby directors are required to resign if they receive a number of withhold votes that is greater than 50% of all votes cast
✓	Regular Board and Committee Executive Sessions of Non-Management Directors	✓	Limitation on Management Directors. Our Chairman, CEO and President is the only member of management to serve as a director
✓	“Pay for Performance” Philosophy Drives Executive Compensation	✓	Audit Committee Approval Required for Related Party Transactions
✓	Clawback Policy to Recoup Executive Compensation	✓	Share Ownership Guidelines for Both Directors and Executives
✓	Risk Oversight by the Board and Committees	✓	No “Poison Pill” (Stockholder Rights Plan)
✓	Multi-year Vesting Requirements for Performance Share Awards	✓	No excise tax gross-ups on severance or change in control payments or benefits
✓	Annual Board and Committee Self Evaluations	✓	Established Whistleblower Policy

Board of Directors

The Board is responsible for supervision of the overall affairs of the Company. Members of the Board are kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in regular, as well as special, meetings of the Board and its committees. In addition, to promote open discussion among our non-management and independent directors, those directors meet in regularly scheduled executive sessions without the participation of our Chief Executive Officer.

Chairman and Chief Executive Officer

Mr. Bousbib became Chairman and Chief Executive Officer of the Company on October 3, 2016, in connection with the Merger. We believe that the current board leadership structure is appropriate and in the best interests of our stockholders because our Chief Executive Officer has a unique depth of knowledge about the Company and the opportunities and challenges we face. The current board leadership structure provides for effective leadership because, among other things, it recognizes the value of one person both speaking for and leading the Company and the Board. The Board recognizes that there may be circumstances in the future that would lead it to separate these offices, but does not believe there is any reason to do so at this time. The Board believes that this issue is primarily a matter of the succession planning process and that it is in the best interest of the Company for the Board to make this determination when it elects a new Chief Executive Officer or under such other circumstances that it believes are best for the Company at a given point in time.

Lead Director

The responsibilities of the lead director of the Board (the “Lead Director”) include liaising between non-management directors and management; presiding at executive sessions of non-management directors, and at Board meetings when the Chairman is not present; consulting with the Chairman regarding agendas, schedules and information sent to the Board for Board meetings; consulting with the Chairman on other matters pertinent to the Company and the Board; consulting with major stockholders upon their request; and performing such other responsibilities as the Board may determine from time to time, as outlined in our Corporate Governance Guidelines, which can be found in the “Investor Relations” section of our website under

Corporate Governance at http://ir.iqvia.com. The Shareholders Agreement requires Dr. Gillings serve as Lead Director from the date of the Merger until the 2018 Annual Meeting.

Board Committees

To assist in carrying out its duties, the Board has delegated authority to three committees: the Audit Committee, the LDC Committee and the Nominating and Governance Committee. The Board held ten (10) meetings during fiscal 2017. All of our current directors attended at least 75% of the total number of meetings of the Board and Board committees on which they served in 2017. Our directors are invited to and strongly encouraged to attend the Company’s annual meetings of stockholders but they are not required to do so. Ten (10) directors attended the annual meeting of the stockholders in 2017.

Board Leadership Structure

We believe that our governance structure provides effective oversight of the board of directors because:

•	the Board has established and follows robust Corporate Governance Guidelines;

•	we have a strong Lead Director;

•	each member of the Board, other than our Chief Executive Officer and Dr. Gillings, is independent as defined by the listing standards of The New York Stock Exchange;

•	each standing committee of the Board is composed solely of independent directors; and

•	our independent directors and Dr. Gillings meet regularly in executive session.

Documents Establishing our Corporate Governance

The Board has a long-standing commitment to sound and effective corporate governance practices. The following key documents are the foundation of corporate governance at the Company:

•	Corporate Governance Guidelines;

•	Code of Conduct;

•	Certificate of Incorporation and Bylaws for the Company; and

•	Charters for the three Board committees:

•	Audit Committee;

•	LDC Committee; and

•	Nominating and Governance Committee.

These documents and other important information on our corporate governance are posted in the “Corporate Governance” section of the “Investor Relations” section of our website under “Governance Document” and “Committee Charters,” respectively, and may be viewed at http://ir.iqvia.com. We will also provide printed copies of these documents free of charge to any stockholder who sends Investor Relations a request at: IQVIA Holdings Inc., 83 Wooster Heights Road, Danbury, Connecticut 06810.

Board Composition

The Board oversees the management of our business by the Chief Executive Officer and senior management. Our amended and restated certificate of incorporation provides that the Board shall consist of at least five (5) directors but not more than seventeen (17) directors and that the number of directors may be fixed from time to time by resolution of the Board.

The Board is divided into three classes. Upon the expiration of the initial term of office for each class of directors, each director in such class shall be elected for a term of three years and serve until a successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal. Subject to the rights of the parties to the Shareholders Agreement described below, any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office.

In connection with the Merger, the Company entered into a shareholders agreement (the “Shareholders Agreement”) with certain of the largest post-Merger shareholders, including TPG, Bain Capital, CPPIB, the DG Shareholders and LGP. For so long as certain ownership levels are maintained, the parties to the Shareholders Agreement, other than the DG Shareholders, have agreed to vote their shares collectively for individuals designated to our Board as follows:

•	Ari Bousbib (as Chief Executive Officer);

•	one individual designated by TPG (until the time at which TPG beneficially owns, as a group, less than 5% of our outstanding common stock);

•	another individual designated by the TPG Shareholders (as defined in the Shareholders Agreement) (until the earlier of (i) the seven year anniversary of completion of the Merger and (ii) time at which the TPG Shareholders beneficially own, as a group, more than 5% but less than 12% of our outstanding common stock);

•	one individual designated by each of the Bain Capital, the LGP and the CPPIB (each until the earlier of the day after the Company’s 2018 Annual Meeting of stockholders or the time at which such shareholder group beneficially owns less than 2.5% of our outstanding common stock);

•	four individuals who are non-shareholder, independent directors; and

•	until the Company’s 2018 Annual Meeting of stockholders, one individual designated by remaining Quintiles Nominees (as defined in the Shareholders Agreement).

Each of the designees of Bain Capital and CPPIB Shareholders, as well as one of the designees of TPG, must satisfy the applicable independence standards of the SEC and the NYSE. The Shareholders Agreement provides for the means of filling vacancies created by the departure of designees and requiring designees to offer to tender their resignation in certain circumstances.

The Shareholders Agreement provides that the Company shall use its best efforts to cause Dennis B. Gillings, CBE to be elected a director of the Company so that he may serve as a director until the day after the 2021 annual meeting of shareholders of the Company and to be elected as the Lead Director through the 2018 Annual Meeting (provided that the DG Shareholders, as a group, continue to beneficially own at least 2.5% of our outstanding common stock), including using its best efforts to support his nomination for the slate of nominees for a three-year term at the 2020 annual meetings of shareholders of the Company.

The Board is currently composed of twelve directors: Mr. Bousbib, who serves as a director because he is our Chief Executive Officer; Mr. Connaughton, who was designated for nomination as a director by Bain Capital; Messrs. Coslet and Sisitsky, who were designated for nomination as directors by TPG; Mr. Danhakl, who was designated for nomination as a director by LGP; Mr. Fasano, who was designated for nomination as a director by CPPIB; Dr. Gillings, who was designated for nomination as a director by the DG Shareholders; and Messrs. Evanisko, Greenberg and Rittenmeyer and Dr. Leonard, who were designated by the boards of IMS Health and Quintiles pursuant to the Merger Agreement. Ms. Goggins was appointed in accordance with the Company’s corporate documents and the terms of the Shareholders Agreement.

Following the secondary offering that closed on September 19, 2017, LGP’s holdings of our outstanding common stock fell below 2.5%. As a result, pursuant to the Shareholders Agreement, Mr. Danhakl offered to tender his resignation. After review, the Nominating and Governance Committee declined Mr. Danhakl’s offer.

Following the secondary offering that closed on November 30, 2017, TPG’s holdings of our outstanding common stock fell below 12%. As a result, pursuant to the Shareholders Agreement, TPG offered to tender the resignation of one of its representatives on the Board. After review, the Nominating and Governance Committee declined TPG’s offer.

Director Independence

The Board conducted an assessment of the independence of each director and determined that the following Company directors are currently independent:

John P. Connaughton	Colleen A. Goggins

Jonathan J. Coslet	Jack M. Greenberg

John G. Danhakl	John M. Leonard, M.D.

Michael J. Evanisko	Ronald A. Rittenmeyer

James A. Fasano	Todd B. Sisitsky

In accordance with our Corporate Governance Guidelines and the corporate governance standards of the NYSE, this determination of independence means that the Board finds that the director has no material relationship with the Company, directly or indirectly, that would interfere with his exercise of independent judgment as a director of the Company. With respect to directors who are members of the Audit Committee and the LDC Committee, the Board has determined that each director meets an even higher standard as required by SEC and NYSE rules.

The Board has also determined that Mr. Fasano is an “Audit Committee Financial Expert” as such term also is defined in SEC rules and that each member of the Audit Committee is financially literate.

Committees of the Board

The Board has three standing committees:

•	Audit Committee;

•	LDC Committee; and

•	Nominating and Governance Committee.

Pursuant to the Bylaws, until the Company’s 2018 Annual Meeting (the “transition period”), (i) each committee of the Board will be composed of an equal number of Continuing IMS Health Directors (as defined in the Bylaws) and Continuing Quintiles Directors (as defined in the Bylaws); (ii) the Continuing IMS Health Directors will designate a Continuing IMS Health Director as the Chair of the LDC Committee; (iii) the Continuing Quintiles Directors will designate a Continuing Quintiles Director as Chair of the Nominating and Governance Committee; and (iv) the Continuing Quintiles Directors and the continuing IMS Health Directors will jointly designate the Chair of the Audit Committee.

AUDIT COMMITTEE
2017 Meetings: The Audit Committee held nine (9) meetings during fiscal 2017. Members: James A. Fasano (Chairman) Michael J. Evanisko Colleen A. Goggins John M. Leonard, M.D. Ronald A. Rittenmeyer

Responsibilities:

•  Assisting the Board in fulfilling its oversight responsibilities relating to: (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of the Company’s internal audit function and the independent auditor, and (v) the performance of the Company’s compliance and ethics program;

•  Reviewing and discussing with management and the independent auditor the annual and quarterly financial statements prior to the filing of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•  Discussing earnings press releases and the financial information and earnings guidance provided to analyst and rating agencies;

•  Overseeing the relationship between the Company and our independent registered public accounting firm, including:

•  having direct responsibility for its appointment, compensation and retention;

•  reviewing the scope of its audit services;

•  approving its non-audit services; and

•  reviewing and evaluating its independence;

•  Reviewing with internal auditors and the independent auditor the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation, and monitor the progress and results of such plans during the year;

•  Reviewing with internal auditors and the independent auditor any audit problems or difficulties, including any restrictions on the scope of the independent auditor’s activities or on access to requested information and any significant disagreements with management, and management’s response to such problems or difficulties;

•  Overseeing management’s implementation and maintenance of effective systems of internal controls over financial reporting and disclosure controls, and reviewing and discussing with management, internal auditors and the independent auditor the Company’s system of internal control, its financial and critical accounting policies and practices, and policies relating to risk assessment and management;

•  Reviewing and approving all related party transactions and corporate opportunity transactions;

•  Providing the Report of the Audit Committee for inclusion in the annual proxy statement; and

•  Conducting an annual assessment of the Audit Committee’s performance.

LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE
2017 Meetings: The LDC Committee held five (5) meetings during fiscal 2017. Members: Ronald A. Rittenmeyer (Chairman) John P. Connaughton Jack M. Greenberg Todd B. Sisitsky

Responsibilities:

•  Reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and the officers of the Company who report directly to our Chief Executive Officer and all officers who are “insiders” subject to Section 16 of the Exchange Act (“Senior Officers”);

•  Evaluating the performance of our Chief Executive Officer and other Senior Officers in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving, or recommending to the Board for approval, the compensation levels for our Chief Executive Officer and other Senior Officers;

•  Making recommendations to the Board about the compensation of our directors;

•  Administering our equity-based plans and management incentive compensation plans and making recommendations to the Board about amendments to such plans and the adoption of any new employee incentive compensation plans;

•  Recommending to the Board ownership guidelines for the Senior Officers, other executives and non-employee directors, and periodically assessing these guidelines and recommending revisions as appropriate;

•  Establishing the terms of compensatory arrangements and policies to protect our business, including restrictions that apply to current and former Senior Officers;

•  Reviewing and approving all Senior Officer employment contracts and other compensatory, severance and change in control arrangements for current and former Senior Officers, reviewing and establishing our overall management compensation and benefits philosophy and policy, and reviewing and approving our policies and procedures for the grant of equity-based awards;

•  Establishing and reviewing periodically policies and procedures with respect to perquisites;

•  Producing the Compensation Committee Report on Executive Compensation for inclusion in our annual proxy statement in accordance with SEC proxy and disclosure rules;

•  Reviewing our incentive compensation arrangements to determine whether they encourage excessive risk-taking, reviewing and discussing at least annually the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk; and

•  Reviewing the processes for managing executive succession and the results of those processes, including:

•  reporting and making recommendations to the Board regarding the adequacy of executive resource development;

•  recommending to the Board successors to our Chief Executive Officer and other senior executives and overseeing the development of executive succession plans;

•  monitoring the recruitment, development, promotion and assessment of candidates expected by our Chief Executive Officer to assume key executive positions, including the chief executive officer role, within the next five years as well as other high potential candidates; and

•  Conducting an annual assessment of the LDC Committee’s performance.

NOMINATING AND GOVERNANCE COMMITTEE
2017 Meetings: The Nominating and Governance Committee held four (4) meetings during fiscal 2017. Members: Jack M. Greenberg (Chairman) John G. Danhakl John M. Leonard, M.D. Todd B. Sisitsky

Responsibilities:

•  Identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board;

•  Establishing processes for identifying and evaluating Board candidates, including nominees recommended by stockholders;

•  Recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•  Developing and recommending to the Board a set of corporate governance principles;

•  Articulating to each director what is expected, including reference to the corporate governance principles and directors’ duties and responsibilities;

•  Reviewing and recommending to the Board practices and policies with respect to directors;

•  Evaluating and making recommendations to the Board regarding shareholder proposals that relate to corporate governance;

•  Conducting an annual assessment of the Nominating and Governance Committee’s performance; and

•  Overseeing the evaluation of the Board.

The Nominating and Governance Committee will consider stockholders’ recommendations of nominees for membership on the Board. Stockholders may recommend candidates for membership on the Board to the Nominating and Governance Committee by submitting the names in writing to: Secretary, IQVIA Holdings Inc., 83 Wooster Heights Road, Danbury, Connecticut 06810.

The Bylaws specify certain time limitations, notice requirements and other procedures applicable to the submission of nominations before an annual or special meeting. These procedures are described below under the caption “Stockholder Proposals for 2018 Annual Meeting of Stockholders.”

Board’s Role in Risk Oversight

Our Board actively oversees our enterprise risk management program to ensure that we maintain effective risk management. Our Board’s role in risk oversight is consistent with our overall leadership structure—management is responsible for assessing and managing our risk exposures, and our Board maintains an oversight role, executed through open communication with management and independent oversight of strategic risks. Our Board considers specific risk topics, including risks associated with our strategic plan, our capital structure and our business activities. Risks are identified by management and reviewed with the appropriate Board committee or the full Board for oversight.

While our Board has the ultimate oversight responsibility for the risk management process, our Board’s committees assist it in fulfilling its oversight responsibilities in certain areas of risk. In particular, our Audit Committee focuses on risks associated with our financial statements, internal accounting and financial controls, internal and external audits, cybersecurity, and compliance with legal and regulatory matters in connection therewith, including our guidelines and policies with respect to risk assessment and risk management and our major financial risk exposures. Our LDC Committee focuses on risks associated with our compensation policies and practices, including those for our executive officers. Our Governance Committee focuses on risks associated with our corporate governance policies and practices and our compliance and ethics program.

Each of these committees reports to our Board with respect to the risk categories it oversees. These ongoing discussions enable our Board to monitor our risk exposure and evaluate our risk mitigation efforts. In addition, our risk management function conducts regular interviews and surveys of key employees relating to enterprise risk management and reports the results and analysis of such interviews and surveys to our Board.

Code of Ethics

We have adopted a code of conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions. A copy of this code of conduct is posted on our website at www.iqvia.com/investors. In the event the code of conduct is revised, or any waiver is granted under the code of conduct with respect to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions, notice of such revision or waiver will be posted on our website or disclosed on a current report on Form 8-K as required.

Succession Planning for Directors and Executive Officers

Vacancies on the Board may occur from time to time. During the transition period, which ends the day after the 2018 Annual Meeting, the Shareholders Agreement provides for the means of filling vacancies created by the departure of designees and requiring designees to offer to tender their resignation from the Board. The Board may accept or reject such resignation in certain circumstances. If the Board accepts the director’s resignation, such resignation shall become effective as of the later of (1) the date on which the resignation is accepted by the Board, or (2) a date specified by the Board. After the transition period, the Bylaws provide that any vacancy caused by the death or resignation of a director may be filled by the affirmative vote of a majority of the directors then in office.

Subject to the terms of the Bylaws and the Shareholders Agreement, as described above, the Nominating and Governance Committee is responsible for recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees. It is the Board’s policy that the composition of the Board at all times adhere to the standards of independence promulgated by the NYSE as further clarified herein and reflect a range of talents, ages, skills, character, diversity and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, leadership and corporate governance, our industry and the markets we serve sufficient to provide sound and prudent guidance with respect to our operations and interests. The Board seeks to maintain a diverse membership, but it does not have a separate policy on diversity. The process of determining to add a new Board member and identifying qualified candidates begins well in advance of anticipated vacancies. Under this ongoing process, the Chairman of the Nominating and Governance Committee and our Chief Executive Officer monitor and maintain an open dialogue, and also consult with the other members of the Board, regarding the size of the Board, future retirements and director attributes desired for any new directorships. Once a decision has been made to recruit a new director, the Nominating and Governance Committee may retain an executive recruitment organization to assist it in its search by providing a diverse and qualified slate of candidates.

In addition, the Board also plans for succession to the positions of Chairman of the Board and Chief Executive Officer as well as certain other senior management positions. To assist the Board, our Chief Executive Officer periodically provides the Board with an assessment of senior managers and of their potential to succeed him. He also provides the Board with an assessment of persons considered potential successors to certain other senior management positions. This assessment results from our leadership development and succession planning process, which involves three principal steps:

•	Regional and global business unit and corporate staff function assessments to identify key employees and employees with high potential for increased responsibilities;

•	Chief Executive Officer assessments of the leaders of the regional and global business units and corporate staff functions, focusing on senior executives’ development and succession; and

•	Board review and approval, focusing on Chief Executive Officer succession, key senior executives’ development and succession, the pool of high-potential executives and initiatives to improve retention and promote their development as company leaders.

We use online tools and processes, followed by face-to-face reviews, to implement our leadership development and succession planning process. Through this process, we identify a pool of high-potential employees who are selected for development. Our development program emphasizes skills training, education and career planning.

How to Contact the Board and its Committees

We have established a process by which stockholders and other interested parties can contact the Board, or a committee of the Board. To contact the Board or a Board committee, you can send an email to iqviabod@iqvia.com, or write to the following address:

Board of Directors

c/o Secretary

IQVIA Holdings Inc.

83 Wooster Heights Road

Danbury, Connecticut 06810

Communications will be distributed to the Chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Program.

Under our non-employee director compensation program, each member of the Board who is not an employee and who is not affiliated with the Sponsors is eligible to receive compensation consisting of an annual retainer of $100,000 paid in cash in quarterly installments and an annual grant of fully vested restricted stock units with a grant date fair value of approximately $200,000. In addition, under the program, eligible directors receive additional payments, paid in cash on a quarterly basis, for service on the committees of the Board. The Company also reimburses its directors for reasonable travel expenses and other out-of-pocket costs incurred in connection with attendance at Board meetings.

The non-employee director compensation program for directors who are not affiliated with the Sponsors is as follows:

Payment	Annual Compensation ($)
Cash retainer	100,000
Equity retainer fair value (payable in fully vested restricted stock units)	200,000
Committee Chair Fees:
Audit	30,000
Leadership Development and Compensation	25,000
Nominating and Governance	20,000
Committee Member (other than Chairs) Fees:
Audit	10,000
Leadership Development and Compensation	5,000
Nominating and Governance	5,000

Committee membership fees are not paid to the chairperson of a committee. The Board has the authority to set the terms of our non-employee director compensation program, and may change those terms at any time.

Non-employee director compensation for 2017. The following table shows information regarding the compensation earned by our non-employee directors during 2017. The compensation received by our Chief Executive Officer during 2017 is included in the “Summary Compensation Table” below. Our Chief Executive Officer did not receive any additional compensation for his service on the Board. Only our non-Sponsor, non-employee directors receive compensation for their service on the Board.

2017 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Jonathan J. Coslet	—	—	—
John P. Connaughton	—	—	—
John G. Danhakl	—	—	—
Michael J. Evanisko(2)	110,000	199,947	309,947
James A. Fasano	—	—	—
Colleen A. Goggins(3)	52,500	199,959	252,459
Dr. Dennis B. Gillings, CBE, Ph.D.(4)	—	—	—
Jack M. Greenberg(2)	125,000	199,947	324,947
John M. Leonard, M.D.(2)	115,000	199,947	314,947
Ronald A. Rittenmeyer(2)	135,000	199,947	334,947
Todd B. Sisitsky	—	—	—

(1)	In accordance with our non-employee director compensation program, restricted stock units were granted to each of Messrs. Evanisko, Greenberg and Rittenmeyer and Dr. Leonard with a grant date of May 23, 2017 (2,386 restricted stock units each) and to Ms. Goggins with a grant date of July 25, 2017 (2,209 restricted stock units). These restricted stock units were fully vested when granted. Amounts reflect the aggregate grant date fair value of the restricted stock units at May 23, 2017 ($83.80 per share) and July 25, 2017 ($90.52 per share) computed in accordance with Accounting Standards Codification Topic 718, or ASC 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of these amounts in 2017 are included in Notes 1 and 19 to our consolidated audited financial statements for the year ended December 31, 2017 included in Part II of our annual report on Form 10-K.

(2)	The aggregate number of shares that were subject to outstanding stock options as of December 31, 2017 for each of these directors is as follows: 92,600 for Mr. Evanisko, 50,400 for Mr. Greenberg, 20,200 for Dr. Leonard, and 19,200 for Mr. Rittenmeyer.

(3)	Ms. Goggins was elected to the Board effective July 25, 2017 and appointed to the Audit Committee on November 1, 2017. In accordance with our non-employee director compensation program, she received the $200,000 annual equity retainer and the portion of the annual cash retainer earned from July 25, 2017 to December 31, 2017.

(4)	Does not reflect certain post-termination non-compete payments Dr. Gillings received in 2017 pursuant to his employment agreement and unrelated to his service as a director. For additional information on such payments, see “Certain Relationships and Related Person Transactions — Dr. Gillings Non-Compete Payments.”

Director share ownership guidelines. Under the Company’s share ownership guidelines established by the LDC Committee, each member of the Board who is not an employee and is not affiliated with the Sponsors is expected to hold shares of our common stock that have a value equal to five times his or her annual cash retainer for service as a director. While there is no set period in which this ownership level must be met, each non-Sponsor, non-employee director is required to retain ownership of at least 50% of the net shares received by him or her as a result of the exercise, vesting or settlement of equity awards, until the share ownership guideline is met. The LDC Committee is responsible for setting and periodically reviewing these guidelines. The LDC Committee oversees compliance with these guidelines, and reviews director holdings annually. Other than Ms. Goggins, who joined the Board in July 2017 and Dr. Leonard, each non-Sponsor, non-employee director has already satisfied his stock ownership requirement.

Non-Employee Director Deferral Plan. Pursuant to the IQVIA Holdings Inc. Non-Employee Director Deferral Plan (the “Director Deferral Plan”), non-employee directors may elect to defer receipt of their cash retainers. If a director elects to defer his or her retainer, he or she will instead be credited with that value in deferred shares under the Director Deferral Plan. Deferred shares become payable in Company common stock following a termination of the director’s Board service or the director’s death, or upon a change in control of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

This discussion and analysis of our compensation program for our named executive officers should be read in conjunction with the accompanying tables below and text disclosing the compensation awarded to, earned by or paid to our named executive officers.

Compensation of our named executive officers is determined under our compensation program for senior executives. This program is overseen by the LDC Committee. The LDC Committee, together with the Board with respect to certain matters, determines the compensation and benefits of the Company’s executive officers and administers the Company’s equity-based and other compensation plans.

At the Company’s 2017 annual stockholders meeting, stockholders approved the compensation paid to our named executive officers, with 78.7% of votes cast in favor of our executive compensation program. We also obtained valuable feedback from stockholders in connection with our 2017 annual stockholders meeting and reviewed our policies and programs against published guidelines of stockholders. During 2017, we communicated with many of our large investors to discuss governance matters, including the results of the most recent “say on pay” vote, and any other feedback stockholders have provided.

2017 Named Executive Officers

In this Compensation Discussion and Analysis, we focus on our executive officers listed in the “Summary Compensation Table” and the other compensation tables included in this Proxy Statement (our “named executive officers”). For 2017, the following individuals were our named executive officers:

Name	Age	Current Position
Ari Bousbib	56	Chairman, Chief Executive Officer, and President
Michael R. McDonnell	54	Executive Vice President and Chief Financial Officer
Kevin C. Knightly	57	President, Technology & Commercial Solutions
W. Richard Staub, III	55	President, Research & Development Solutions
James H. Erlinger III(1)	59	Executive Vice President, General Counsel and Secretary

(1)	On February 8, 2018, the Company announced that Mr. Erlinger will retire as an officer and employee of the Company, effective on February 28, 2018. A description of the compensation and benefits that Mr. Erlinger will receive in connection with his termination of employment is included below.

2017 Company Performance Highlights

We achieved strong overall financial performance in 2017 and have made significant integration progress. In connection with the Merger, we integrated the Quintiles and IMS Health management teams by bringing talented executives from both companies into the combined management team, led by Mr. Bousbib, our Chairman, Chief Executive Officer and President (to whom we refer in this Compensation Discussion and Analysis and accompanying tables as our “Chief Executive Officer”).

As of December 31, 2017, our Company’s market capitalization was approximately $20.3 billion. Highlights of the Company’s performance for 2017 include (percentage changes below are compared to prior year assuming the Merger occurred on January 1, 2016):

•	Revenue of $8,060 million for the full year of 2017; increased 4.3 percent on a reported basis;

•	Adjusted EBITDA of $2,047 million; increased 4.6 percent on a reported basis; and

•	Adjusted Diluted EPS of $4.67.

2017 Accomplishment Summary. 2017 was a year of major milestones and accomplishments for our organization. We successfully re-positioned and rebranded our company as IQVIA, we joined the ranks of the S&P 500 and we were named to FORTUNE’S list of World’s Most Admired Companies. We were rated among the best CROs to work for by CenterWatch, while also earning top honors as the Best Full-service Provider CRO by Scrip Awards.

We invested considerable resources and expertise into our innovative technology platforms to address critical client needs in the clinical area and in the regulatory, compliance, safety and quality space. Our Next Generation of Clinical Development team secured over $1.2 billion of post-merger new business awards. We launched our commercial Orchestrated Customer Engagement SaaS based platform, built on best-in-class technologies such as Salesforce, Mulesoft, Heroku and others, providing seamless integration across a “platform of platforms” for our customers as they advance healthcare forward from molecule-to-market. And we created the Collaboration for Oncology Data in Europe, enabling life science companies to work directly with European health systems through an anti-cancer analytics platform, which aims to provide clearer and more proactive insight into how anti-cancer treatments are used in a real-world setting across key European markets.

We believe that the efforts of our named executive officers were critical to achieving these results and significant milestones. We factor in a named executive officer’s individual performance, including achievement of pre-established objectives, and contribution to our business results and strategic objectives, among other things, in determining a named executive officer’s annual incentive under our annual incentive plan (the “Annual Plan”).

Amounts expressed in constant currency terms in this Proxy Statement exclude the effect of changes in foreign currency exchange rates on the translation of foreign currency results into U.S. dollars. For additional information regarding foreign currency translation, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2017 Annual Report. For additional information regarding “Adjusted EBITDA,” and “Adjusted Diluted EPS,” including a reconciliation of these non-GAAP financial measures to net income, see Appendix A—Financial Reconciliations—attached hereto.

Performance Graph. The following graph shows a comparison from May 9, 2013 (the date our common stock commenced trading on the NYSE) through December 31, 2017 of the cumulative total return for our common stock, the Standard & Poor’s 500 Stock Index (“S&P 500”) and a select peer group.

The graph assumes that $100 was invested in Quintiles Transnational Holdings, Inc., predecessor to IQVIA, the S&P 500 and the peer group as of the close of market on May 9, 2013, and assumes the reinvestments of dividends, if any.

*	The peer group consists of Cerner Corporation, Charles River Laboratories, Inc., Dun & Bradstreet Corporation, Equifax Inc., ICON plc, IHS Markit Ltd., Laboratory Corporation of America Holdings, Nielsen N.V., PRA Health Sciences, Inc., Syneos Health, Inc., Thomson Reuters Corporation and Verisk Analytics, Inc.

The companies in the peer group are publicly traded information services, information technology or contract research companies, and thus share similar business model characteristics to IQVIA, or provide services to similar customers as IQVIA. Some of these companies are also used by our compensation committee for purposes of compensation benchmarking.

The S&P 500 and the peer group were included for comparative purposes only. They do not necessarily reflect management’s opinion that the S&P 500 and the peer group are an appropriate measure of the relative performance of the stock involved, and they are not intended to forecast or be indicative of possible future performance of our common stock.

This performance graph shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference into any filing of IQVIA Holdings Inc. under the Exchange Act or under the Securities Act, except as shall be expressly set forth by specific reference in such filing.

Compensation Philosophy

The Board’s compensation philosophy for the Company continues to be primarily focused on creating an alignment between executive compensation and business performance by rewarding our executive officers for the achievement of strategic goals that are intended to contribute to long-term stockholder value. We emphasize performance-based, variable compensation over fixed compensation.

Principal Objectives of our Executive Compensation Program

Generally. Our executive team is critical to the Company’s success and to building value for our stockholders. The goals of our executive compensation program are to:

•	Attract and retain experienced and well-qualified executives to serve in leadership positions and to lead our organization over the long term;

•	Motivate our executives to succeed by providing compensation that is directly linked to our short- and long-term performance;

•	Align the interests of our executive officers with those of our stockholders by delivering a substantial portion of the executive officer’s compensation through time- and performance-based equity awards with a longer-term value horizon and through the use of share ownership guidelines; and

•	Ensure that our compensation program is designed and administered in a manner that appropriately manages risk to safeguard the interest of our stockholders, as well as our employees.

We have designed our executive compensation program with specific features to help achieve these goals and to promote related objectives that are important to our long-term success.

Compensation and governance practices.

Below we highlight certain of our practices that we consider good governance features of our executive compensation program.

•	Annual executive compensation review. The LDC Committee conducts an extensive annual review of our executive compensation program to ensure that it continues to support our short- and long-term strategic objectives.

•	External compensation consultant. The LDC Committee has engaged its own independent, external compensation consultant to assist in reviewing our executive compensation program and recommending changes to it.

•	Performance-based compensation. We use performance-based short- and long-term incentives in our executive compensation program. We use corporate metrics that are tied to important business goals, and different metrics are used for short- and long-term incentives. We select challenging goals and differentiate annual incentive payments to individual executives based on individual achievement. In 2017, a substantial part of our long-term incentive program consisted of performance share awards that are earned based on the achievement of Adjusted EPS and Relative Total Shareholder Return (each, as described below).

•	No excise tax gross-ups. We do not provide for any excise tax gross-ups on severance or change in control payments or benefits.

•	No single trigger vesting. Our outstanding long-term incentive awards do not provide for automatic single trigger vesting in connection with a change in control if outstanding long-term incentive awards will continue following the transaction or an acquirer agrees to replace the awards.

•	No repricing. Our equity incentive plans prohibit the “repricing” of stock options and stock appreciation rights.

•	No dividends prior to vesting. Our long-term incentive awards do not provide for the payment of dividends or dividend equivalents on unearned or unvested awards.

•	Multi-year vesting requirements. Under the Company’s long-term incentive program for the 2017 fiscal year, performance share awards representing 50% of the overall annual equity award value at grant will be eligible to vest at the end of a three-year performance period and stock-settled stock appreciation rights representing the remaining 50% of the overall annual equity award value at grant will vest ratably over a three-year period. We believe that a combination of time- and performance-based long-term incentive awards meets our needs of attracting and retaining top executives and rewarding them for strong performance.

•	Clawback policy. We maintain a clawback policy that applies to incentive compensation.

•	Stock ownership guidelines. We have robust stock ownership guidelines, which require our named executive officers to hold between 3x and 6x base salary. Our stock ownership policy requires our executive officers to hold 50% of the net shares received by them as a result of the exercise, vesting or settlement of long-term incentive awards until they meet their required ownership levels.

•	Stock hedging and pledging policies. Our securities trading policy prohibits hedging transactions with respect to, and the pledging of, our securities by any of our directors, officers or other employees or their immediate family members, except where the individual receives prior written approval from the General Counsel of such hedging transaction or a pledge involving our shares. In 2017, the General Counsel did not approve any stock hedging or pledging transactions.

Performance metrics. Our executive compensation program ties a substantial portion of each named executive officer’s compensation to the achievement of performance objectives over both the short- and long-term. We believe this approach to compensation demonstrates our “pay for performance” philosophy as well as our focus on creating longer-term value for our stockholders. The principal measures of our business performance, as they relate to our compensation programs for 2017, are set forth below:

Definitions and reasons for use of performance metrics.

Performance Metric	Description	Reason Selected
“Revenue”	Company’s revenue from its Consolidated Statements of Comprehensive Income and Loss.	The LDC Committee believes it is a key driver of stockholder value and earnings growth over time.

“Adjusted EBITDA”	Company’s Net income or loss from our Consolidated Statements of Comprehensive Income and Loss before interest income and expense, income taxes, depreciation and amortization, and as further adjusted to eliminate restructuring and related expense, other losses, net non-cash stock-based compensation charges, acquisition-related charges, sponsor monitoring/ termination fees, deferred revenue purchase accounting adjustments and merger costs and other payments or adjustments as determined by the LDC Committee.	The LDC Committee believes it is an important measure of financial performance and the ability to service debt and reflects our near- and longer-term goal of increasing profitability.

Relative “Total Shareholder Return” or “TSR”	A measure of the Company’s shareholder value creation relative to a peer group over time. It combines share price appreciation and dividends paid to show the total return to the shareholder expressed as an annualized percentage.	The LDC Committee views this metric as closely correlated with long-term returns to stockholders.

Total “Adjusted EPS”/ “Adjusted Diluted EPS Growth”	Diluted adjusted earnings per share as reported, excluding, to the extent applicable, (i) restructuring costs, (ii) loss on extinguishment of debt, (iii) changes to the estimated value of contingent consideration and (iv) any extraordinary nonrecurring items.	The LDC Committee believes it is an important measure of our goal of increasing profitability.

Decision-Making Responsibility

Roles of the LDC Committee, the Board and management in compensation decisions. The Company’s executive compensation program is developed and overseen by the LDC Committee. The LDC Committee consults with and takes into account the views and recommendations of management, including those of our Chief Executive Officer and our Chief Human Resources Officer, in making decisions regarding our executive compensation program. Our Chief Executive Officer makes recommendations about annual base salary increases, annual cash incentive targets and payments and long-term incentive grants for our named executive officers (other than for himself). The LDC Committee is responsible for approving (or recommending for approval to the Board, in the case of long-term incentive awards and the compensation of our Chief Executive Officer) the long-term incentive awards and the compensation of our named executive officers.

Use of compensation consultants. The LDC Committee retains a compensation consulting firm to provide it with objective analysis, advice and information, including competitive market data and compensation recommendations related to the compensation of our Chief Executive Officer and our other senior executives. The LDC Committee has directly engaged Steven Hall & Partners, LLC (the “external compensation consultant”) to act as its independent compensation consultant, to assist in gathering and analyzing market data, including benchmarking data, to inform the LDC Committee about compensation standards and trends, to advise the LDC Committee on program design, including the form and type of compensation and related performance measures, and to help with communications and the implementation of our compensation programs and policies, including our non-employee director compensation program (as described above). While the external compensation consultant may make recommendations on the form and amount of compensation delivered, the LDC Committee (or the Board as described above) makes all decisions regarding the compensation of our named executive officers. The LDC Committee reviews the appointment of the external executive compensation consulting firm annually.

The LDC Committee is solely responsible for approving payments to the external compensation consultant and for setting the terms and scope of the external compensation consultant’s engagement and the termination of this engagement. In addition, while the external compensation consultant performs its functions in coordination with management, it reports directly to the LDC Committee. The external compensation consultant provides only executive and non-employee director compensation consulting services to us, and does not provide other services such as benefits administration or actuarial services.

After consideration of the independence assessment factors provided under the listing rules of the NYSE, the LDC Committee determined that the external compensation consultant was independent and that the work it performed during 2017 did not raise any conflicts of interest.

Compensation Setting Process

In 2017, the LDC Committee relied on several factors in its review of total direct compensation opportunities (annual base salary, target annual incentives and long-term incentives) for our named executive officers, including peer group data and available market data taken from certain surveys, as described below. The LDC Committee used this data as one factor in determining the overall level of compensation for our named executive officers. The LDC Committee targeted total compensation opportunities for our named executive officers, other than our Chief Executive Officer, at or near the median of our peer group and/or market survey group and determined that total compensation opportunities for our Chief Executive Officer should be at a level necessary to incentivize outstanding performance and help ensure continued long-term service to our Company, as further described below under “Chief Executive Officer compensation”. The LDC Committee considers comparisons to compensation levels at other companies to be helpful in assessing the overall competitiveness of compensation practices, but places a greater emphasis on overall compensation opportunities rather than on setting each element of compensation at or near the median for that element.

In addition to reviewing the market data described above, the LDC Committee also will consult our Chief Executive Officer and take his assessments and recommendations into account with respect to the other named executive officers, in addition to other factors such as experience and length of service of the named executive officer, relative responsibilities among members of the executive team, contributions by the named executive officer and business conditions.

Review of Peer Companies in 2017. The LDC Committee worked with the external compensation consultant in 2017 to review our peer group for its continued appropriateness. Based on discussions with, and recommendations from, our external compensation consultant, the LDC Committee decided, after a full evaluation, to exclude R.R. Donnelley & Sons Co. and Mylan NV from the existing peer group and to add Allergan plc. R.R. Donnelley & Sons Co. was excluded due to the spin-off of its financial communications and data services business. Mylan NV was excluded due to its generics focus. Allergan plc was included as a peer company due to its similar industry focus and the fact that its revenues fall within the targeted range of the Company’s revenues. The updated peer group is as follows:

Allergan plc	Agilent Technologies, Inc.	Cerner Corp.

Cognizant Technology Solutions Corp.	Fiserv, Inc.	Laboratory Corp of America Holdings

Nielsen Holdings PLC	Perrigo Co. PLC	Quest Diagnostics, Inc.

Salesforce.com, Inc.	Science Applications International Corp.	S&P Global, Inc.

Thomson Reuters Corp.

These companies are ones with whom we compete for executive talent, or which are broadly similar to us based on certain characteristics, such as: financial size and performance as measured by revenue, capitalization, returns, growth and/or profitability; industry focus; scope of operations; employee base and market presence outside the United States; and organizational complexity. The peer companies, when selected, had annual revenues ranging from 0.5 times to 2.5 times our revenues.

Review of Market Survey Data in 2017. In 2017, the LDC Committee considered peer group and market survey data when determining the elements and amount of total direct compensation for our named executive officers, other than our Chief Executive Officer.

The market survey data reviewed consisted of surveys of executive compensation data from public and private companies across all sectors with similar qualifications as we use to determine peer companies. Our external compensation consultant prepared analyses of this survey data at the direction of the LDC Committee for its review and consideration. For positions where peer group and market survey data was available, the peer group and market survey data was averaged to provide a market composite perspective for compensation levels of such positions. We also reviewed peer group data to assess competitive incentive compensation programs, practices and long-term incentive award levels.

The LDC Committee considered peer group and market survey data of the type described above to develop non-binding Company equity grant guidelines in 2016. These guidelines cover employees at each of our senior executive levels, including our named executive officers, other than our Chief Executive Officer, and set forth proposed long-term target award values for each job level, which were established taking into account the target equity award values for employees with similar salaries and positions.

Other compensation. For other elements of compensation provided to our named executive officers, such as severance, change in control benefits, perquisites, retirement plans and health and welfare benefits, the LDC Committee intends to provide competitive and appropriate benefits and retirement and/or termination protection. The LDC Committee considers the views and experiences of the external compensation consultant on these matters. The LDC Committee believes that perquisites should not constitute a significant part of our executive compensation program, but does provide certain perquisites to our named executive officers on an individual basis as deemed appropriate and reasonable by the LDC Committee. In 2017, the cost of providing such perquisites is reasonable and represents a relatively small percentage of the executives’ overall compensation packages.

Chief Executive Officer compensation. The LDC Committee believes that our Chief Executive Officer has proven to be especially talented and has been instrumental in transforming our business and positioning us for future growth. Our Chief Executive Officer has been critical in our evolution to becoming the leading global provider of information, innovative technology solutions and contract research services. The Board believes that this evolution, which is still in process, is fundamental to the long-term success of our Company.

When reviewing the compensation opportunities for the Chief Executive Officer, the LDC Committee considers various factors including our Chief Executive Officer’s historical compensation over the term of his employment with us, his current equity holdings and the compensation of chief executive officers at public companies outside of the peer group described above, including significantly larger companies, which the LDC Committee believes are realistic competitors for his services.

In 2017, in addition to the annual grant made to all of our named executive officers, the LDC Committee decided to provide a special retention grant of time-based restricted stock to our Chief Executive Officer to further incentivize his continued engagement and long-term commitment to our business and to recognize that our Chief Executive Officer, post-merger, assumed responsibility for a much larger and more complex organization. When deciding the terms of this special retention grant, the LDC Committee considered the fact that approximately 90% of the value associated with the outstanding equity awards held by our Chief Executive Officer as of January 2017 would be fully vested or exercisable within approximately 12 months, making it much easier for a competitor to recruit our Chief Executive Officer and providing him with less of a financial incentive to stay in the face of a potential higher offer from another company. See the description below under “—Long-Term Incentive Awards” in this Proxy Statement. The use of restricted stock, rather than cash, further reinforces the alignment of our Chief Executive Officer’s interests with those of our stockholders.

Elements of Compensation

As described in more detail below, the primary elements of the Company’s 2017 executive compensation program include:

BASE SALARY	+	SHORT-TERM INCENTIVE AWARDS	+	LONG-TERM INCENTIVE AWARDS	+	RETIREMENT, PERQUISITES AND TERMINATION BENEFITS

Together, these items are intended to be complementary and serve the goals described above. The LDC Committee, however, does not have any formal policies or guidelines for allocating compensation between short- and long-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation. The following is a discussion of the primary elements of compensation for each of our named executive officers.

Base Salary

The purpose of base salary is to: (i) provide financial predictability and stability through fixed compensation that is less than a majority of total direct compensation at target, (ii) provide fixed compensation that will attract new executives and retain our existing executives with a market competitive rate, and (iii) provide fixed compensation that reflects the scope, scale and complexity of the executive role. Annual base salaries may be adjusted by the LDC Committee based upon the recommendations of our Chief Executive Officer (except with respect to his own salary). The recommendations made with respect to a named executive officer are generally based upon the executive’s individual annual performance review for the prior year’s performance, leadership and contribution to Company performance, as well as market conditions, peer group and/or market survey data and our overall budgetary guidelines. The LDC Committee takes all of these factors into account when making its decisions, but does not assign a specific or pre-determined weight to any one factor. In addition to the annual salary review, the LDC Committee may also adjust base salaries during the year in connection with promotions, increases in responsibilities or to maintain competitiveness in the market.

The amount of our Chief Executive Officer’s annual base salary is set forth in his employment agreement, but remains subject to increase based on the same factors as described above for the other named executive officers. The LDC Committee did not increase his annual base salary during 2017 and his annual base salary remains at the level set in 2014.

In 2017, the LDC Committee approved increases in the annual base salaries of Messrs. Knightly, Staub and Erlinger. Mr. Knightly’s base salary was increased by 5.3% to $500,000, Mr. Staub’s base salary was increased by 5.6% to $570,000 and Mr. Erlinger’s base salary was increased by 3.2% to $490,000, in each case, effective on July 1, 2017. These base salary increases were made in connection with our annual performance review process, and are reflective of merit increases. For additional information regarding the base salaries of our named executive officers as of December 31, 2017, please refer to the “Summary Compensation Table” below.

Short-Term Incentive Awards

The Company believes that the opportunity to earn an annual incentive should be based upon actual performance against specified business and individual goals. We factor in a named executive officer’s individual performance, including achievement of pre-established objectives, and contribution to our business results and strategic objectives, among other things, in determining a named executive officer’s annual incentive under our annual incentive plan (the “Annual Plan”).

Overview. Each of our named executive officers was eligible for a target annual incentive award in 2017 equal to a percentage of his annual base salary, with the actual incentive award earned based on the achievement of pre-determined performance metrics applicable for 2017, as determined by the LDC Committee, as well as an assessment of each individual officer’s performance, as more fully described below. The target incentive amounts (expressed as a percentage of base salary) did not change from 2016.

The target annual incentive amount for each of our named executive officers for 2017 under the Annual Plan was as follows:

Named Executive Officer	Target Annual Incentive as a Percentage of Annual Base Salary
Ari Bousbib	200%
Michael R. McDonnell	85%
Kevin C. Knightly	85%
W. Richard Staub, III	85%
James H. Erlinger III	75%

Threshold, target and maximum performance-based goals were set under the Annual Plan early in 2017 by the LDC Committee. These levels of performance and potential payout took into account current and anticipated business conditions and the applicable business plan and budget for the year, with a view that the threshold level should have a relatively higher probability of achievement and the maximum level should have a relatively lower probability of achievement, and that the payouts associated with each should serve as a significant incentive. In addition, the performance levels required for threshold, target and maximum payouts were intended to correlate to an appropriate return to stockholders in relation to the overall budgeted compensation payable for such level of performance.

Our named executive officer’s 2017 annual bonus awards were determined through the following process:

Determination of pool funding level. In determining the final pool funding level, the LDC Committee considers a calculation based on achievement against pre-determined Revenue and Adjusted EBITDA goals, as described below, as well as other factors such as macro-economic influences outside of the control of the named executive officers, the impact of material acquisitions or dispositions of businesses, the impact of any change (positive or negative) in currency exchange rates during the fiscal year, restructuring, non-recurring and other significant non-operational items and tax or accounting rule adjustments that impact performance.

Based on a pre-established blended goal, if our actual Revenue (weighted 30%) and Adjusted EBITDA (weighted 70%) are equal to the “threshold,” “target” or “maximum” goal under the Annual Plan, the funding level of the Revenue portion of the pool will be equal to 66.7%, 100% or 150% and the funding level of the Adjusted EBITDA portion will be 66.7%, 100% or 150%. If actual Revenue and Adjusted EBITDA fall between two levels of achievement, the funding level of the pool is interpolated on a linear basis between the two applicable points. If actual Adjusted EBITDA is less than the threshold amount, the Annual Plan is not funded as it relates to our named executive officers, and if actual Revenue and Adjusted EBITDA are both greater than the maximum amounts, the Annual Plan funding pool is capped at 150% (subject to the adjustments described below). The level of funding of the pool is then further adjusted by the LDC Committee in its discretion based on the other factors set forth above, after consultation with our Chief Executive Officer.

The ability to adjust the funding level allows the LDC Committee to tailor the funding of the Annual Plan to events and circumstances that may not be fully taken into account by the objective metrics that otherwise determine the funding level and to ensure that payouts under the Annual Plan reflect the LDC Committee’s holistic assessment of external market factors, our performance and each participant’s relative contribution to that performance.

Determination of 2017 achievement of performance goals under the Annual Plan. The threshold, target and maximum revenue and Adjusted EBITDA figures for the Company for 2017 are summarized in the table below.

Metric(1)	Threshold	Target	Maximum
Revenue (30% weighting)	$7,245 million	$8,050 million	$9,257 million

Adjusted EBITDA (70% weighting)	$1,845 million	$2,050 million	$2,357 million

(1)	The threshold, target and maximum Revenue and Adjusted EBITDA levels for 2017 were each established using an average foreign exchange rate for 2017.

As a result of our achievement against these performance goals and after consideration of the factors described above, the LDC Committee, in consultation with our Chief Executive Officer, approved a pool funding level of 95.4% for the Annual Plan.

Establishment of individual performance goals. Payouts under the Annual Plan take into account a participant’s individual performance during the performance year. At the beginning of each fiscal year, each of our named executive officers meets with our Chief Executive Officer (or, in the case of our Chief Executive Officer, with the LDC Committee) to discuss his individual performance goals for the year. Each named executive officer’s individual performance goals are developed in consultation with our Chief Executive Officer for review with the LDC Committee and consist of a series of key strategic, financial, operational and/or leadership objectives that relate to the duties of the named executive officer for the fiscal year in support of the business objectives for the fiscal year. The following table lists the 2017 goals for each of our named executive officers:

Named Executive Officer	2017 Goals
Ari Bousbib	•	Achievement of certain Revenue, Adjusted EBITDA and Adjusted EPS targets;
	•	Effective representation of the company with the investor community;
	•	Execute the strategy to drive transformation of the Company to an analytics- and technology-driven services focused company;
	•	Create differentiation in the clinical research services space and increase net new business (“NNB”); and
	•	Strengthen the workforce through new development initiatives and recruit new talent to support growth.

Named Executive Officer	2017 Goals

Michael R. McDonnell	•	Achievement of certain Revenue and Adjusted EBITDA goals;
	•	Effective representation of the company with the investor community;
	•	Pursue corporate development actions for growth; and
	•	Maximize capital deployment.

Kevin C. Knightly	•	Achievement of certain Revenue, Adjusted EBITDA and NNB goals;
	•	Execute commercial technology growth strategy;
	•	Pursue business development actions for expansion; and
	•	Develop and retain key talent.

W. Richard Staub, III	•	Achievement of certain Revenue and Adjusted EBITDA goals;
	•	Create differentiation in the clinical research services space and increase NNB;
	•	Pursue business development actions for expansion; and
	•	Develop and retain key talent.

James H. Erlinger III	•	Achievement of certain budget goals;
	•	Strengthen execution and improve process for customer escalations; and
	•	Continue to drive an increase in the speed of customer contracting.

Individual performance payout range. After the end of the fiscal year, the LDC Committee and our Chief Executive Officer (except with respect to his own individual performance goals) evaluate the named executive officer’s actual individual performance, including achievement of pre-established objectives, and contribution to our business results and strategic objectives, among other things, in determining a named executive officer’s annual incentive under the Annual Plan. Depending on the named executive officer’s individual performance level, his annual incentive payout ranges will be from 0% to 200% of his target annual incentive based on assessment of performance versus individual objectives.

After the LDC Committee established the funding pool under our Annual Plan, the LDC Committee and our Chief Executive Officer (except with respect to his own individual performance) evaluated the performance of each of our named executive officers against his individual performance goals (as described above) and determined that those goals had been achieved at the levels specified in the table below. The LDC Committee also reviewed our Chief Executive Officer’s performance and determined that his individual performance goals had been achieved at the level specified in the table below. As described above, we achieved strong overall financial performance in 2017, made significant integration progress and successfully re-positioned and rebranded our company as IQVIA. In addition, we joined the ranks of the S&P 500, were named to FORTUNE’S list of World’s Most Admired Companies and were rated among the best CROs to work for by CenterWatch, while earning top honors as the Best Full-Service Provider CRO by Scrip Awards. As a result of the overall funding of the incentive pool for 2017 and the individual performance of our named executive officers, the actual amount earned by each of our named executive officers as a percentage of his target annual incentive in respect of our 2017 fiscal year is as set forth in the table below.

Named Executive Officer	Individual Performance Level Achieved	2017 Cash Annual Incentive Actually Earned as a Percentage of Annual Incentive Target
Ari Bousbib	Achieved More Than Expected	187.5%
Michael R. McDonnell	Achieved Expected Results	108.6%
Kevin C. Knightly	Achieved More Than Expected	144.8%
W. Richard Staub, III	Exceeded Some Expectations and Achieved Other Expectations	116.6%
James H. Erlinger III	Met Expectations	—

Long-Term Incentive Awards

The Company believes that substantial long-term returns for our stockholders are achieved through a culture that focuses on long-term performance by our named executive officers and other senior management. By providing our senior management with a meaningful equity stake in our Company, we are better able to align their interests with and create value for our stockholders.

In 2017, our annual grant of long-term incentive awards to our named executive officers under our 2013 Stock Incentive Plan (the “2013 Plan”) generally consisted of a combination of stock appreciation rights (“SARs”), which only have value if our stock price increases from the date of grant and vest based on continued service, and performance shares, which are earned based on Company performance. In addition, the LDC Committee granted an additional long-term incentive award to Mr. McDonnell and the Board granted an additional long-term incentive award to our Chief Executive Officer for the reasons discussed below.

The LDC Committee believes that time-vesting SARs reinforce our goal of retaining key executives while incentivizing the creation of value for our stockholders. The SARs granted to our named executive officers in 2017 will vest as to one-third of the underlying shares on each of the first three anniversaries of the grant date, generally subject to the named executive officer’s continued service with the Company through the applicable vesting dates.

We believe that performance shares encourage our named executive officers to achieve key strategic objectives and maximize value creation for our stockholders. The performance shares granted to our named executive officers in 2017 will be earned based on our financial results over the three-year period from January 1, 2017 through December 31, 2019. Performance is measured based on achieving compound annual Adjusted EPS growth goals (75% weighing) and Relative TSR goals (25% weighting). “Adjusted EPS” for purposes of the performance shares granted in 2017 means, with respect to each fiscal year during the performance period, our earnings per share, as adjusted to reflect the same adjustments as are made to “Adjusted Net Income” with respect to such fiscal year (as reported with respect to the relevant fiscal year in the Company’s earnings release), divided by the weighted-average shares of stock outstanding as of the end of the relevant fiscal year, calculated on a diluted basis and reported in the Company’s financial statements in accordance with GAAP. The performance goal for Adjusted EPS is subject to adjustment upon the occurrence of certain corporate events in accordance with the 2013 Plan and may be subject to such other adjustments for material or non-recurring events occurring during the relevant fiscal year as determined by the LDC Committee in its sole discretion. Our Relative TSR goal for the 2017 performance shares is based on our three-year total shareholder return performance as compared to the total shareholder return performance of the S&P 500 Index. The number of performance shares that may be earned ranges from 50% of the named executive officer’s target award, if the threshold levels of performance are achieved, to 200% of the target, if the maximum levels are achieved or exceeded. Each earned and vested performance share will be settled by delivery of one share of our common stock. Under the terms of the applicable award agreements, our named executive officers must remain employed through the end of the performance period in order to receive payment from any earned performance shares.

In addition to the annual grant of long-term incentive awards described above, on July 5, 2017, Mr. McDonnell received a special grant of 16,823 restricted stock units pursuant to our letter agreement with him dated October 3, 2016 and in connection with his relocation to the New York/New Jersey metropolitan area in connection with the Merger. The restricted stock units had a grant date fair value of $1.5 million and will vest in three equal annual installments beginning on July 5, 2018, subject to Mr. McDonnell’s continued service with the Company through the applicable vesting dates.

On February 2, 2017, our Chief Executive Officer was provided with a special retention grant of 254,582 shares of restricted stock based on the LDC Committee’s and Board’s assessment of his overall performance and leadership and to promote his retention and long-term service to the Company. The restricted stock had a grant date fair value of $19.9 million, and will vest 25% on the second anniversary of the grant date, 25% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date, subject to the Chief Executive Officer’s continued service with the Company through the applicable vesting dates. Vesting of the restricted stock award granted to our Chief Executive Officer could also be accelerated in certain circumstances relating to a change in control or covered transaction as further discussed under “—Potential Payments upon Termination or Change in Control” below.

Retirement Programs

The Company believes that our retirement programs serve as an important tool to attract and retain our named executive officers and other key employees, and that we would be at a competitive disadvantage if we did not offer an attractive retirement program. We also believe that offering a baseline of stable retirement benefits encourages our named executive officers to make a long-term commitment to us. Consistent with our understanding of competitive market practice, we do not adjust the level of retirement benefits based on the value of a named executive officer’s long-term incentive awards nor do we adjust the level of a named executive officer’s total direct compensation for a given year in light of the value of retirement benefits.

The Company assumed the IMS Health retirement programs upon completion of the Merger. However, the Company will continue to sponsor and maintain the pre-Merger Quintiles and IMS Health retirement plans until the harmonization of U.S. employee benefit programs is completed, which is expected to occur in 2018. In December 2016, the LDC Committee terminated the Quintiles 401(k) Restoration Plan and replaced it with the Quintiles Savings Equalization Plan. In November 2017, the LDC Committee amended the IQVIA Elective Deferred Compensation Plan in order to expand the group of persons eligible to participate to include certain legacy employees of the IMS Health business. All of the named executive officers are now eligible to participate in the IQVIA Elective Deferred Compensation Plan. The summaries below of each of our retirement programs should be read in conjunction with the tables, and related footnotes, under the sections entitled “Compensation of Named Executive Officers—Pension Benefits,” “—Defined Benefit Retirement Plans” and “—Non-qualified Deferred Compensation,” which provide more detail on the retirement benefits and deferred compensation values, if any, for each of our named executive officers.

Plan	Description
IMS Health Retirement Plan	U.S.-based legacy IMS Health employees, including our Chief Executive Officer and Mr. Knightly, are eligible to participate in this tax-qualified defined benefit pension plan with a cash balance formula. Effective December 31, 2016, this plan was closed to new participants.

IMS Health Retirement Excess Plan	Certain U.S.-based legacy IMS Health employees, including our Chief Executive Officer and Mr. Knightly, are eligible to participate in this unfunded, non-qualified retirement plan utilizing the same benefit formula, compensation recognition, retirement eligibility and vesting provisions as the tax-qualified IMS Health Retirement Plan. It provides pension benefits not provided by the IMS Health Retirement Plan due to Internal Revenue Code limits. Effective December 31, 2016, this plan was closed to new participants.

IMS Health Defined Contribution Executive Retirement Plan	Unfunded, non-qualified defined contribution plan that was frozen to new participants and accruals as of June 30, 2012. Mr. Knightly is the only named executive officer who participates in this plan.

IMS Health Savings Plan	U.S.-based legacy IMS Health employees, including our Chief Executive Officer and Mr. Knightly, are eligible to participate in this tax-qualified, defined contribution plan. Employees may contribute a portion of their compensation to this plan and receive a matching Company contribution. Under the IMS Health Savings Plan, our discretionary matching contribution matched 50% of employee contributions up to 6% of compensation (subject to Internal Revenue Code limitations).

IMS Health Savings Equalization Plan	Certain U.S.-based legacy IMS Health employees, including our Chief Executive Officer and Mr. Knightly, are eligible to participate in this unfunded, non-qualified defined contribution plan using the same benefit formula as the IMS Health Savings Plan. It provides a Company matching contribution not provided by the tax-qualified IMS Health Savings Plan due to Internal Revenue Code limits.

Quintiles 401(k) Plan	U.S.-based legacy Quintiles employees, including Messrs. McDonnell, Staub and Erlinger, are eligible to participate in this tax-qualified, defined contribution plan. Employees may contribute a portion of their compensation to this plan and receive a matching Company contribution. Under the Quintiles 401(k) Plan, for 2017, our discretionary matching contribution matched the first 3% of employee contributions at 100% and the next 3% of contributions at 50% (subject to Internal Revenue Code limitations).

Quintiles IMS Savings Equalization Plan	Certain U.S. based legacy Quintiles employees, including Messrs. McDonnell, Staub and Erlinger, are eligible to participate in this unfunded, non-qualified defined contribution plan using the same benefit formula as the Quintiles 401(k) Plan. It provides a Company matching contribution not provided by the tax-qualified Quintiles 401(k) Plan due to Internal Revenue Code limits.

IQVIA Elective Deferred Compensation Plan	Certain U.S. based employees, including all of our named executive officers, are eligible to participate in this elective non-qualified deferred compensation plan. The plan allows eligible employees to defer up to 80% of their base salaries as of the first day of the calendar year or partial year and up to 100% of short-term incentive awards earned under the Annual Plan payable to the participant with respect to that year. Contributions consist solely of participants’ elective deferral contributions with no matching or other employer contributions. None of the named executive officers participated in this plan in 2017.

Severance and Change in Control Arrangements

We provide severance and change of control protection to our Chief Executive Officer pursuant to his employment agreement. Mr. McDonnell has severance protection in his employment arrangements and also participates in the Quintiles Change in Control Severance Plan (the “Quintiles CIC Plan”). Mr. Staub has severance protection pursuant to his employment agreement. Mr. Knightly has severance protection through our Employee Protection Plan. These employment agreements and plans are summarized below under “—Potential Payments upon Termination or Change in Control” below. Mr. Erlinger will retire from the Company effective February 28, 2018 and, in connection with his retirement, he will receive the benefits described under “—Potential Payments upon Termination or Change in Control.”

Our severance and change in control protections are designed to be fair and competitive to aid in attracting and retaining experienced executives, including our named executive officers. Our experience in recruiting well-qualified executives is similar to that of other companies in that our executives will often seek to be protected in the event of a termination by us without cause, an adverse change in working conditions that amounts to good reason for the executive to terminate employment or a transaction that may materially affect the terms of the executive’s employment with us. We believe the protection we provide, including the level of severance payments, post-termination benefits and our limited change in control benefits, is appropriate and within the range of competitive practice.

The provisions of our employment agreements, plans and other compensation arrangements generally do not provide for severance, change in control payments, or benefits that provide an excise tax gross-up payment to our named executive officers. Any taxes, including golden parachute excise taxes, resulting from severance or any other change in control related compensation are the responsibility of the executive, except for certain limited circumstances, such as the provision of COBRA coverage to Mr. Erlinger.

Retirement of Mr. Erlinger. On February 8, 2018, we announced that Mr. Erlinger will retire from the Company effective February 28, 2018. In connection with his retirement, Mr. Erlinger will be entitled to receive the compensation and benefits provided under his employment agreement with the Company (described below) and the Quintiles CIC Plan (described below). In addition, Mr. Erlinger will receive an additional severance payment of $375,000, and, in exchange for Mr. Erlinger’s agreement to provide consulting services to the Company following his employment termination through September 30, 2018, we agreed to fully accelerate the vesting of awards of SARs and performance shares granted to Mr. Erlinger in 2017, with the performance shares vesting at target.

Other Policies

Other policies and practices that contribute to achieving the objectives of our executive compensation program include:

Perquisites. In addition to benefits provided to our employees generally, we provided the following perquisites to our named executive officers in 2017.

Role	Description
Chief Executive Officer	Reimbursement of reasonable expenses related to home security, financial and estate planning, tax preparation services, and executive physical exams in an annual amount not to exceed $50,000 in the aggregate; use of a Company-leased automobile for which the Chief Executive Officer receives reimbursement of all expenses related to the vehicle’s operation; and personal use of corporate aircraft for the Chief Executive Officer and his family. The LDC Committee strongly encourages the personal use of corporate aircraft for our Chief Executive Officer in order to ensure his safety and security while also enhancing his ability to conduct Company business confidentially and efficiently during personal travel. The Company does not provide any tax gross-ups to our Chief Executive Officer in connection with any of these benefits.

Chief Financial Officer	Reimbursement of cost of executive physical exams and related taxes; reimbursement of relocation expenses and related taxes.

General Counsel	Reimbursement of home security systems and cost of executive physical exams and related taxes.

Share ownership guidelines. Under the Company share ownership guidelines established by the LDC Committee, our named executive officers are expected to own shares of our stock with a value equal to at least the following multiples of their annual base salaries:

Named Executive Officer	Stock Ownership Guideline(1)
Ari Bousbib	6x
Michael R. McDonnell	3x
Kevin C. Knightly	3x
W. Richard Staub, III	3x
James H. Erlinger III	3x

(1)	Represents the applicable multiple of the named executive officer’s annual base salary.

Our share ownership guidelines are designed to increase the named executive officers’ ownership stakes in us and align their interests with the interests of our stockholders.

For purposes of the policy, shares are treated as owned if they are owned directly, held through the named executive officer’s account under our retirement plans, or if they are underlying unvested time-based restricted stock unit awards or unvested time-based restricted stock awards. Shares are not counted as owned for purposes of our share ownership guidelines if they are underlying any unvested performance shares or other performance-based awards or underlying any stock option award or stock appreciation rights award, whether or not vested. While there is no set period in which these ownership levels must be met, individuals covered by the guidelines, including our named executive officers, are required to retain at least 50% of the shares, net of applicable tax withholding and payment of exercise price (if applicable), received upon the vesting of long-term incentive awards, or the exercise of stock options or stock appreciation rights, until these share ownership guidelines are met. As of December 31, 2017, 60% of our named executive officers, including our Chief Executive Officer, met or exceeded their share ownership guideline.

Clawback policy. We maintain a formal recoupment, or “clawback,” policy for the recovery of incentive-based compensation paid to current and former executive officers on the basis of financial results that are subsequently restated as a result of misconduct or material noncompliance with financial reporting requirements under GAAP and SEC rules. The Board has the sole discretion to invoke the policy and direct our Company to recover incentive-based compensation received by such persons on the basis of the restatement.

Risk Assessment

In designing executive compensation, the LDC Committee seeks to create incentives to promote the long-term business success of the Company without encouraging undue risk taking. The LDC Committee has reviewed our compensation programs and has concluded that the risks arising from them are not reasonably likely to have a material adverse effect on us. We do not believe that our compensation programs generally, including the executive compensation program, encourage excessive or inappropriate risk-taking. While appropriate risk-taking is a necessary component of growing a business, the LDC Committee and management have focused on aligning our compensation policies with our long-term interests and avoiding short-term rewards for management and employee decisions that could pose undue long-term risks.

Tax Deductibility

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain individuals to $1 million. This limitation had not, however, applied to, among other things, compensation meeting the definition of “qualifying performance-based compensation”. Effective as of January 1, 2018, qualifying performance-based compensation is no longer excluded from this limit on deductibility, unless paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified after such date. While the Company will monitor guidance and developments in this area, the LDC Committee believes that its primary responsibility is to provide a compensation program that meets the objectives described above and it retains flexibility to approve compensation arrangements that may not qualify for full or partial tax deductibility.

COMPENSATION COMMITTEE REPORT

The LDC Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the LDC Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2017 Annual Report for filing with the SEC.

The Leadership Development and Compensation Committee

Ronald A. Rittenmeyer, Chairman

John P. Connaughton

Jack M. Greenberg

Todd B. Sisitsky

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents summary information regarding the compensation awarded to, earned by, or paid to each of our named executive officers for services rendered to us in all capacities for the fiscal years ended December 31, 2017, 2016, and 2015, if the named executive officer was an executive officer in that fiscal year.

Name and Principal Position	Year	Salary ($)		Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
Ari Bousbib	2017	1,600,000		—	26,391,942	2,984,594	6,000,000	529,625	523,356	38,029,517
Chairman, Chief Executive Officer & President	2016	390,137	(1)	—	—	—	6,000,000	—	249,775	6,639,912
Michael R. McDonnell	2017	650,000		—	2,039,988	497,426	600,000	—	475,276	4,262,690
Executive Vice President, Chief	2016	650,000		500,000	500,028	414,373	600,000	—	78,985	2,743,386
Financial Officer	2015	27,083		500,000	2,499,985	—	—	—	—	3,027,068
Kevin C. Knightly	2017	487,500		—	378,058	348,205	600,000	144,918	30,532	1,989,213
President, Technology & Commercial Solutions	2016	119,399	(1)	—	—	—	500,000	2,582	16,858	638,839
W. Richard Staub, III	2017	555,000		—	378,058	348,205	550,000	—	35,821	1,867,084
President, Research & Development Solutions	2016	485,923		—	899,937	123,958	253,333	—	33,718	1,796,869
James H. Erlinger III	2017	482,500		—	297,010	273,574	—	—	43,622	1,096,706
Executive Vice President, General	2016	468,333		—	399,984	331,144	400,000	—	39,753	1,639,214
Counsel	2015	435,000		—	199,984	571,413	322,000	—	16,986	1,545,383

(1)	Salary information for our Chief Executive Officer and Mr. Knightly in 2016 reflect their salaries from the completion of the Merger on October 3, 2016 through December 31, 2016.

(2)	In accordance with the terms of his Letter Agreement described below, Mr. McDonnell received a one-time signing bonus in the amount of $1,000,000, payable in two equal installments: 50% within 30 days following his start date and 50% paid in March 2016.

(3)	Amounts reflect the aggregate grant date fair value of the restricted stock, restricted stock units and performance shares granted in the relevant fiscal year computed in accordance with Accounting Standards Codification Topic 718, “Compensation—Stock Compensation,” or ASC 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of these amounts in 2017 are included in Note 1 to our consolidated audited financial statements for the fiscal year ended December 31, 2017 included in Part II of our annual report on Form 10-K. Assumptions used in the calculation of these amounts for 2015 and 2016 are included in Note 17 to our consolidated audited financial statements for the fiscal year ended December 31, 2015 and Note 17 to our consolidated audited financial statements for the fiscal year ended December 31, 2016, respectively. The performance share award granted to our Chief Executive Officer in 2017 was made in the form of restricted stock and is reported in the table above assuming maximum performance is achieved, with a grant date fair value of $6,481,084. For performance shares granted to our named executive officers other than our Chief Executive Officer in 2017, the amount reported in the table above was based on the probable outcome of the performance conditions associated with the awards as of the grant date. The grant date fair value of the performance shares granted to each of our named executive officers in 2017, other than our Chief Executive Officer, assuming the highest level of achievement of the performance conditions, was $1,080,098 for Mr. McDonnell, $756,116 for Mr. Knightly, $756,116 for Mr. Staub and $594,020 for Mr. Erlinger.

(4)	Amounts reflect the aggregate grant date fair value for each stock option or SAR award granted in the relevant fiscal year as computed in accordance with ASC 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of these amounts in 2017 are included in Note 19 to our consolidated audited financial statements for the fiscal year ended December 31, 2017 included in Part II of our annual report on Form 10-K. Assumptions used in the calculation of these amounts for 2015 and 2016 are included in Note 17 to our consolidated audited financial statements for the fiscal year ended December 31, 2015 and the fiscal year ended December 31, 2016, respectively.

(5)	Amounts for 2017 reflect amounts to be paid in March 2018 under the Annual Plan, as applicable to the named executive officer, as approved by the LDC Committee in February 2018. Mr. Erlinger was not paid a bonus under the Annual Plan with respect to 2017. See “Compensation Discussion and Analysis—Elements of Compensation—Short-Term Incentive Awards.” Amounts for 2016 and 2015 represent annual bonuses paid under the annual bonus plan in which the named executive officer was a participant during the applicable fiscal year.

(6)	2017 values represent (i) the aggregate change in the present value of each named executive officer’s accumulated benefit under the IMS Health Retirement Plan and Retirement Excess Plan from December 31, 2016 to December 31, 2017 and (ii) interest earned from December 31, 2016 to December 31, 2017 on deferred compensation that is considered “above-market interest” under SEC rules. The change in pension value is broken down below to show the effect of an additional year of service by the named executive officer on the present values versus changes in present value attributable to actuarial assumptions. “Above market interest” is equal to the difference between the interest credited to the cash portion of Mr. Knightly’s account under the IMS Health Defined Contribution Executive Retirement Plan from December 31, 2016 to December 31, 2017 using the interest rate determined under the plan’s provisions (3.83%) and the interest that would have been credited using 120% of the long-term applicable federal rate for December 2016 (or 2.72% using annual compounding). Each of these components is shown in the following table:

	Change in Present Value of Pension Benefit
Named Executive Officer	Due to additional accruals ($)	Due to change in actuarial assumptions ($)	Total ($)	Above Market Interest on Deferred Compensation ($)
Ari Bousbib	451,258	78,367	529,625	—
Kevin C. Knightly	81,399	57,045	138,444	6,474

(7)	See below for additional information regarding the amounts disclosed in the “All Other Compensation” column.

2017 All Other Compensation

The following table details the components of the amounts reflected in the “All Other Compensation” column of the Summary Compensation Table for each of our named executive officers for the fiscal year ended December 31, 2017.

Name	Life Insurance Premiums/ Other Benefits ($)	Matching Contributions to 401(k)(1) ($)	Savings Equalization Plan Matching Contribution(2) ($)	Relocation Benefits(3) ($)	Aggregate Reimbursements for Taxes Incurred for Certain Perquisites(4) ($)	Other Perquisites(5) ($)	Total ($)
Ari Bousbib	—	8,100	229,162	—	—	286,094	523,356
Michael R. McDonnell	1,242	12,150	45,983	256,696	159,205	—	475,276
Kevin C. Knightly	—	8,100	22,432	—	—	—	30,532
W. Richard Staub, III	2,322	12,150	21,349	—	—	—	35,821
James H. Erlinger III	2,322	12,150	28,739	—	411	—	43,622

(1)	Represents our matching contributions to either the Quintiles 401(k) Plan or the IMS Health 401(k) Plan, as applicable, on behalf of our named executive officers.

(2)	Represents certain make-whole plan contributions to either the Quintiles Savings Equalization Plan or the IMS Health Savings Equalization Plan, as applicable, on behalf of our named executive officers equal to the amounts that would have been contributed by us on behalf of each of the named executive officers to the applicable tax-qualified 401(k) plan under the plan’s matching contribution formula if not for certain limits applicable to tax-qualified plans under the Internal Revenue Code.

(3)	Amounts for Mr. McDonnell represent a relocation allowance of $166,814 and a reimbursement for relocation expenses of $89,882.

(4)	Amounts represent reimbursement of $159,205 for income taxes owed for relocation benefits for Mr. McDonnell and reimbursement of $411 for income taxes owed with respect to the Company’s reimbursement of the cost of home security systems for Mr. Erlinger.

(5)	Amounts in this column for Mr. Bousbib represent reimbursement of estate planning ($50,000) and the cost to the Company to lease an automobile for Mr. Bousbib and to reimburse him for all operating expenses related to use of the automobile ($26,582). It also includes the aggregate incremental cost for personal aircraft usage ($209,512). For safety, security, productivity and retention reasons, the Company strongly encourages Mr. Bousbib to use the Company’s aircraft for all personal travel. The amount of incremental cost for personal aircraft usage is determined by calculating the hourly variable costs (i.e., fuel, catering, aircraft maintenance, landing and parking fees, crew costs and other miscellaneous costs) for the aircraft, and then multiplying the result by the hours flown for personal use during the year. Incremental cost, if any, of travel by the executive’s family when accompanying the executive is also included.

2017 Grants of Plan-Based Awards

The following table sets forth information regarding plan-based awards made to each of our named executive officers during 2017.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	All Other Option Awards: Number of Securities Underlying Options (#)(6)	Exercise or Base Price of Option Awards ($)(7)	Grant Date Fair Value of Stock and Option Awards ($)(8)
		Threshold ($)(2)	Target ($)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)
Ari Bousbib	—	—	3,200,000	6,400,000	—	—	—	—	—	—	—
	2/2/2017	—	—	—	19,093	38,187	76,374	—	—	—	6,481,084
	2/2/2017	—	—	—	—	—	—	254,582	—	—	19,910,858
	2/2/2017	—	—	—	—	—	—	—	156,206	78.21	2,984,594
Michael R. McDonnell	—	—	552,500	1,105,000	—	—	—	—	—	—	—
	2/2/2017	—	—	—	3,182	6,364	12,728	—	—	—	540,049
	2/2/2017	—	—	—	—	—	—	—	26,034	78.21	497,426
	7/5/2017	—	—	—	—	—	—	16,823	—	—	1,499,939
Kevin C. Knightly	—	—	414,462	828,924	—	—	—	—	—	—	—
	2/2/2017	—	—	—	2,227	4,455	8,910	—	—	—	378,058
	2/2/2017	—	—	—	—	—	—	—	18,224	78.21	348,205
W. Richard Staub, III	—	—	471,855	943,710	—	—	—	—	—	—	—
	2/2/2017	—	—	—	2,227	4,455	8,910	—	—	—	378,058
	2/2/2017	—	—	—	—	—	—	—	18,224	78.21	348,205
James H. Erlinger III	—	—	361,921	723,842	—	—	—	—	—	—	—
	2/2/2017	—	—	—	1,750	3,500	7,000	—	—	—	297,010
	2/2/2017	—	—	—	—	—	—	—	14,318	78.21	273,574

(1)	Represents annual cash incentive award opportunities granted under the Annual Plan. As described in “Compensation Discussion and Analysis—Elements of Compensation—Short-Term Incentive Awards” above, each named executive officer was eligible to receive a target annual incentive equal to a percentage of his annual base salary. The actual amount paid to our named executive officers under the Annual Plan for 2017 is included in the Summary Compensation Table above, in the column labeled “Non-Equity Incentive Plan Compensation.”

(2)	Under the Annual Plan, amounts shown in the “threshold” column assume our LDC Committee exercises its discretion to authorize the lowest possible award (or $0) for each named executive officer. See “Compensation Discussion and Analysis—Elements of Compensation—Short-Term Incentive Awards.”

(3)	Under the Annual Plan, amounts shown in the “Maximum” column represent 200% of the named executive officers’ target award amount. See “Compensation Discussion and Analysis—Elements of Compensation—Short-Term Incentive Awards.”

(4)	Represents performance shares granted in 2017. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Awards.”

(5)	Consists of time-based restricted stock granted to our Chief Executive Officer on February 2, 2017 and time-based restricted stock units granted to Mr. McDonnell on July 5, 2017. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Awards.”

(6)	Consists of the number of time-based SARs granted on February 2, 2017, which vest over three years, in three equal installments beginning on the first anniversary of the grant date. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Awards.”

(7)	The exercise price is equal to the closing price per share of our common stock on the grant date, as reported on the NYSE.

(8)	Reflects the grant date fair value of equity awards granted in 2017 determined in accordance with FASB ASC Topic 718. See footnotes (3) and (4) to the “Summary Compensation Table.”

Narrative disclosure to summary compensation table and 2017 grants of plan-based awards table.

We have entered into agreements with Messrs. Bousbib, McDonnell, Staub and Erlinger governing the terms of their employment. The material terms of each of the agreements with our named executive officers are described below.

Employment Agreement with our Chief Executive Officer

We are a party to an employment agreement with our Chief Executive Officer, which was amended and restated in February 2014. The agreement has an initial three-year term, which automatically renews for an additional year each February, beginning in 2017, unless either party gives a notice of non-renewal at least 60 days in advance. Either party to the employment agreement may terminate the employment relationship without cause at any time upon giving the other party 30 days’ advance written notice of its intention to terminate. The employment agreement generally provides terms and conditions of employment, including annual base salary, annual bonus opportunity, eligibility for health and welfare benefits, and for certain restrictive covenants in favor of the Company, including a covenant not to compete with us or to solicit our clients or employees during and for two years following his employment with us. Under his employment agreement, our Chief Executive Officer’s annual base salary is $1.6 million and his target annual cash incentive is 200% of his annual base salary. Our Chief Executive Officer is also entitled to participate in our savings, retirement and welfare plans and certain deferred compensation plans in accordance with their terms.

Letter Agreements with Mr. McDonnell

In October 2015, the Company entered into a letter agreement with Mr. McDonnell in connection with his appointment as Chief Financial Officer. The term of the letter agreement with Mr. McDonnell will continue until it is terminated pursuant to its terms. Either party to the letter agreement may terminate the employment relationship without cause at any time upon giving the other party with 90 days’ advance written notice. Under the letter agreement, Mr. McDonnell’s annual base salary is $650,000 and his target annual cash incentive is 85% of his annual base salary. Pursuant to the letter agreement, Mr. McDonnell is entitled to participate in our savings, retirement and welfare plans in accordance with their terms. The letter agreement also provided for a one-time equity award in the form of time-based restricted stock units with an aggregate grant date dollar value equal to $2,500,000 (the “Sign-On RSUs”).

The letter agreement was conditional upon Mr. McDonnell’s execution of the Company’s Non-Competition, Non-Solicitation, Confidentiality and Intellectual Property Agreement (the “Non-Competition Agreement”). The Non-Competition Agreement includes, among other things, provisions regarding non-competition and non-solicitation of customers and employees for 12 months following his termination of employment for any reason.

Effective upon completion of the Merger and the approval of the LDC Committee, we and Mr. McDonnell entered into a second letter agreement (the “Second Letter Agreement”), which included amendments to, and the waiver of, certain provisions of Mr. McDonnell’s existing employment arrangements. The Second Letter Agreement provided that Mr. McDonnell’s principal place of employment changed from Raleigh-Durham, North Carolina to our offices in Parsippany, New Jersey, and required Mr. McDonnell to relocate to the New York/New Jersey metropolitan area within 12 months of the closing of the Merger. On July 5, 2017, Mr. McDonnell officially relocated to the New York/New Jersey metropolitan area. In connection with this relocation, under the terms of the Second Letter Agreement, the equity awards held by Mr. McDonnell that were outstanding as of the closing of the Merger, including the Sign-On RSUs, fully vested, and he received a one-time equity award in the form of time-based restricted stock units, which will vest in equal one-third installments over three years, with an aggregate grant date dollar value equal to $1,500,000.

Letter Agreement with Mr. Staub

In November 2016, we entered into a letter agreement with Mr. Staub in connection with his appointment as President, Research & Development Solutions. The letter agreement does not specify a term of employment and either we or Mr. Staub may terminate the employment relationship at any time for any reason. Under his letter agreement, Mr. Staub’s annual base salary was $540,000, and has since been increased to $570,000, his target annual bonus is 85% of his annual base salary, and he is entitled to participate in our savings, retirement and welfare plans in accordance with their terms.

The letter agreement was conditioned upon Mr. Staub’s execution of a Non-Competition Agreement. The Non-Competition Agreement includes, among other things, provisions regarding non-competition and non-solicitation of customers and employees for 24 months following his termination of employment for any reason.

Employment Agreement and Letter Agreement with Mr. Erlinger

In November 2012, the Company entered into an employment agreement with Mr. Erlinger to serve as Executive Vice President, General Counsel, which agreement will terminate (other than the provisions that expressly survive termination) in connection with his termination of employment effective February 28, 2018. Under his employment agreement, Mr. Erlinger’s annual base salary was $400,000, and has since been increased to $490,000, and it has been agreed that his target annual cash incentive is 75% of his annual base salary. Pursuant to the employment agreement, he is also entitled to participate in our savings, retirement and welfare plans in accordance with their terms.

Effective upon completion of the Merger and the approval of the LDC Committee, we and Mr. Erlinger entered into a letter agreement, which provides for amendments to, and the waiver of, certain provisions of Mr. Erlinger’s existing employment agreement. Pursuant to the letter agreement, if Mr. Erlinger elects to terminate his employment by retirement at age 60, his unvested equity awards that have been outstanding for at least one year will vest, subject to certain limitations.

For a summary of the payments and benefits our named executive officers may be entitled to receive in connection with a termination of employment or upon a change in control, see “—Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End for 2017

The following table sets forth information regarding long-term incentive awards held by our named executive officers as of December 31, 2017.

			Option/SAR Awards					Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options /SARs (exercisable) (#)	Number of Securities Underlying Unexercised Options/SARs (unexercisable) (#)	Equity Incentive Awards: Number of Securities Underlying Unexercised Unearned Options/SARs (#)	Option/ SARs Exercise Price ($)	Option/ SARs Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units or Other Rights That Have Not Vested ($)(1)(2)
Ari Bousbib	12/1/2010		276,480	—	—	8.34	12/1/2020	—	—	—	—
	12/1/2010		138,240	—	—	15.11	12/1/2020	—	—	—	—
	12/1/2010		192,000	—	—	21.36	12/1/2020	—	—	—	—
	12/1/2010		460,800	—	—	26.05	12/1/2020	—	—	—	—
	12/1/2010		192,000	—	—	28.13	12/1/2020	—	—	—	—
	2/10/2015	(3)	41,423	41,424	—	65.16	2/10/2025	—	—	—	—
	2/2/2016	(3)	31,898	95,694	—	59.90	2/2/2026	—	—	—	—
	2/2/2017	(4)	—	156,206	—	78.21	2/2/2027	—	—	—	—
	2/12/2014	(5)	—	—	—	—	—	192,000	18,796,800	—	—
	12/31/2015	(6)	—	—	—	—	—	177,401	17,367,558
	2/2/2016	(7)	—	—	—	—	—	57,324	5,612,020	—	—
	2/2/2017	(8)	—	—	—	—	—	—	—	19,093	1,869,205
	2/2/2017	(9)	—	—	—	—	—	254,582	24,923,578
Michael R. McDonnell	3/3/2016		23,400	—	—	64.67	3/3/2026	—	—	—	—
	2/2/2017	(4)	—	26,034	—	78.21	2/2/2027	—	—	—	—
	2/2/2017	(10)	—	—	—	—	—	—	—	3,182	311,518
	7/5/2017	(11)	—	—	—	—	—	16,823	1,646,972	—	—
Kevin C. Knightly	3/15/2010		9,216	—	—	15.11	3/15/2020	—	—	—	—
	3/15/2010		46,080	—	—	26.05	3/15/2020	—	—	—	—
	2/10/2015	(3)	4,142	4,142	—	65.16	2/10/2025	—	—	—	—
	2/2/2016	(3)	2,551	7,656	—	59.90	2/2/2026	—	—	—	—
	2/2/2017	(4)	—	18,224	—	78.21	2/2/2027	—	—	—	—
	2/12/2014	(5)	—	—	—	—	—	3,840	375,936	—	—
	2/2/2016	(7)	—	—	—	—	—	4,585	448,872	—	—
	9/30/2016	(11)	—	—	—	—	—	8,168	799,647	—	—
	2/2/2017	(10)	—	—	—	—	—	—	—	2,227	218,023
W. Richard Staub, III	9/16/2013		10,000	—	—	44.45	9/16/2023	—	—	—	—
	2/25/2014	(12)	12,900	4,300	—	53.26	2/25/2024	—	—	—	—
	3/4/2015	(12)	4,950	4,950	—	64.93	3/4/2025	—	—	—	—
	3/3/2016	(12)	1,750	5,250	—	64.67	3/3/2026	—	—	—	—
	2/2/2017	(4)	—	18,224	—	78.21	2/2/2027	—	—	—	—
	3/4/2015	(13)	—	—	—	—	—	577	56,488	—	—
	3/3/2016	(13)	—	—	—	—	—	1,739	170,248	—	—
	9/30/2016	(11)	—	—	—	—	—	6,106	597,777	—	—
	2/2/2017	(10)	—	—	—	—	—	—	—	2,227	218,023
James H. Erlinger III *	2/7/2013		25,000	—	—	30.07	2/7/2023	—	—	—	—
	5/8/2013		15,000	—	—	40.00	5/8/2023	—	—	—	—
	5/12/2014	(12)	16,800	5,600	—	47.87	5/12/2024	—	—	—	—
	3/4/2015	(12)	13,200	13,200	—	64.93	3/4/2025	—	—	—	—
	3/3/2016	(12)	4,675	14,025	—	64.67	3/3/2026	—	—	—	—
	2/2/2017	(4)	—	14,318	—	78.21	2/2/2027	—	—	—	—
	5/12/2014	(14)	—	—	—	—	—	1,742	170,542	—	—
	3/3/2016	(7)	—	—	—	—	—	6,185	605,512	—	—
	2/2/2017	(10)	—	—	—	—	—	—	—	1,750	171,325

(1)	The values shown equal the number of shares or units multiplied by $97.90, the closing price of a share of our common stock on December 29, 2017, the last business day of fiscal year 2017, as reported on the NYSE.

(2)	The number of shares and the payout value reported reflect payout assuming threshold performance is achieved.

(3)	This SAR vests in four annual installments beginning on the first anniversary of the date of grant and is generally subject to the named executive officer’s continued service through the applicable vesting date.

(4)	This SAR vests in three annual installments beginning on the first anniversary of the date of grant and is generally subject to the named executive officer’s continued service through the applicable vesting date.

(5)	This restricted stock unit vests on February 12, 2018 if the named executive officer remains in service with us through the applicable vesting date.

(6)	This restricted stock award vests 50% on the second anniversary of the grant date, and 50% on the fourth anniversary of the date if our Chief Executive Officer remains in service with us through the applicable vesting date. All unvested equity awards held by our Chief Executive Officer are subject to accelerated vesting in certain cases (discussed below in “Potential Payments upon Termination or Change in Control”).

(7)	This restricted stock unit vests on December 31, 2018 if the named executive officer remains in service with us through the applicable vesting date.

(8)	This performance share award vests on December 31, 2019 if the named executive officer remains in service with us through the applicable vesting date.

(9)	This restricted stock award vests 25% on February 2, 2019, 25% on February 2, 2020 and 50% on February 2, 2021 and is generally subject to our Chief Executive Officer’s continued service through the applicable vesting date.

(10)	This performance share unit vests on December 31, 2019 if the named executive officer remains in service with us through the applicable vesting date.

(11)	This restricted stock unit vests in three annual installments beginning on the first anniversary of the date of grant and is generally subject to the named executive officer’s continued service through the applicable vesting date.

(12)	This stock option vests in four annual installments beginning on the first anniversary of the date of grant and is generally subject to the named executive officer’s continued service through the applicable vesting date.

(13)	This restricted stock unit vests in four annual installments beginning on the first anniversary of the date of grant and is generally subject to the named executive officer’s continued service through the applicable vesting date.

(14)	The restricted stock unit vests on May 12, 2018 and is generally subject to the named executive officer’s continued service through the applicable vesting date.
*	In connection with his retirement, the vesting of Mr. Erlinger’s equity awards granted through 2016 will be accelerated effective as of February 28, 2018. In addition, in exchange for Mr. Erlinger’s agreement to provide consulting services to the Company following his employment termination through September 30, 2018, the vesting of the SARs and performance shares granted to Mr. Erlinger in 2017 will be accelerated effective as of February 28, 2018, with the performance shares vesting at target.

Option Exercises and Stock Vested

The following table sets forth information regarding stock options and/or SARs exercised and vesting of restricted stock and/or restricted stock units by our named executive officers during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting ($)		Value Realized On Vesting ($)(2)
Ari Bousbib	276,480	23,851,327	214,150	(3)	20,965,285
Michael R. McDonnell	—	—	35,012	(4)	3,121,670
Kevin C. Knightly	36,864	3,082,629	7,758	(5)	747,950
W. Richard Staub, III	—	—	4,015	(6)	366,742
James H. Erlinger III	50,000	3,470,021	8,948	(7)	877,979

(1)	Calculated by multiplying the number of shares of our common stock acquired upon exercise by the difference between the exercise price and the market price of our common stock on the exercise date.
(2)	Calculated using the closing price of our common stock as quoted on the NYSE, on the date such restricted stock units and/or restricted stock became vested.
(3)	After withholding shares sufficient to cover applicable taxes and fees due upon the vesting of restricted stock units and restricted stock, Mr. Bousbib retained a total of 103,714 net shares.
(4)	After withholding shares sufficient to cover applicable taxes and fees due upon the vesting of restricted stock units, Mr. McDonnell retained a total of 18,939 net shares.
(5)	After withholding shares sufficient to cover applicable taxes and fees due upon the vesting of restricted stock units and restricted stock, Mr. Knightly retained a total of 3,962 net shares.
(6)	After withholding shares sufficient to cover applicable taxes and fees due upon the vesting of restricted stock units, Mr. Staub retained a total of 2,686 net shares.
(7)	After withholding shares sufficient to cover applicable taxes and fees due upon the vesting of restricted stock units, Mr. Erlinger retained a total of 4,820 net shares.

Pension Benefits

The following table sets forth information regarding the present value of the accumulated benefits of our named executive officers under our pension arrangements as of December 31, 2017. As legacy Quintiles did not maintain any defined benefit plans, the table only covers plans established by legacy IMS Health that were assumed in the Merger, which plans are described below. Only our Chief Executive Officer and Mr. Knightly, as legacy IMS Health employees, are eligible to participate in such plans. No amounts were paid to any of our named executive officers under our pension arrangements during our 2017 fiscal year.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year	Present Value of Lump Sum Payable if Terminated on 12/31/17 ($)		Lump Sum Payable Immediately if Terminated on 12/31/17 Following a CIC ($)
Ari Bousbib	IMS Health Retirement Plan	6.33	103,370	(2)	—	—		—
	IMS Health Retirement Excess Plan	6.33	1,781,339	(2)	—	2,034,989	(3)	2,034,989	(3)
Michael R. McDonnell	—	—	—		—	—		—
Kevin C. Knightly	IMS Health Retirement Plan	33.33	450,457	(2)	—	—		—
	IMS Health Retirement Excess Plan	33.33	470,589	(2)	—	536,811	(3)	536,811	(3)
W. Richard Staub, III	—	—	—		—	—		—
James H. Erlinger III	—	—	—		—	—		—

(1)	Years are credited based on service from the date the individual became a participant in each plan. Individuals become participants in the Retirement Plan and the Retirement Excess Plan on the first day of the month coincident with or next following the attainment of age 21 and completion of one year of service.

(2)	These amounts represent the actuarial present value, as of December 31, 2017, of the total retirement benefit that would be payable to each of our named executive officers in accordance with the terms of the Retirement Plan and Retirement Excess Plan, as applicable, assuming no future service or compensation increases, and no pre-retirement mortality or termination (i.e., each named executive officer is assumed to retire at age 65 and to receive the benefit of annual interest credits at 3.00% under the Retirement Plan and 3.00% under the Retirement Excess Plan on his account balance until such point). The key actuarial assumptions and methodologies used to calculate the present value of accumulated benefits under both the Retirement Plan and Retirement Excess Plan were (i) a discount rate of 3.73% and 3.40%, respectively, and (ii) the RP-2017 mortality table with scale MP-2017. Under the Retirement Excess Plan, if either of Messrs. Bousbib or Knightly had experienced a separation from service from us for any reason on December 31, 2017, then he would have been entitled to receive a single lump sum payment of his accumulated benefit under the Retirement Excess Plan on the later of December 31, 2017 or upon attainment of age 55. As both named executive officers attained age 55 prior to December 31, 2017, the present value is determined as of, and the lump sum is payable December 31, 2017, is shown above. The following key actuarial assumptions and methodologies were used to calculate the present value at December 31, 2017: the Retirement Excess Plan account balance as of December 31, 2017 was converted into an annuity payable on December 31, 2017 using a 3.00% interest rate and the PPA Mortality Table. The resulting annuity was converted to a lump sum payable on December 31, 2017 using an interest rate of 2.14% and the GAM 83 Mortality Table.

(3)	Under the Retirement Excess Plan, if a change in control occurs (which would include the Merger), and a participant’s employment with us is involuntarily terminated for a reason other than cause or the participant voluntarily terminates employment with us for good reason within two years thereafter, his accumulated benefit would be payable in a single lump sum on the date of such termination, even if that date precedes attainment of age 55. Accordingly, if either of Messrs. Bousbib or Knightly had been involuntarily terminated for a reason other than cause or had voluntarily terminated employment with us for good reason on December 31, 2017 following a change in control, then each executive officer would be entitled to receive a single lump sum payment of his accumulated benefit under the Retirement Excess Plan upon such termination, the present value of which, as of December 31, 2017 is shown above. As Messrs. Bousbib and Knightly have each attained age 55 prior to December 31, 2017, they receive no enhancement in value (as compared with what each named executive officer would have received had he terminated employment on December 31, 2017 not in connection with a change in control). See footnote (2) above for the key actuarial assumptions and methodologies used to calculate the lump sum payable at December 31, 2017 if the executive’s employment was terminated in connection with a change in control.

IMS Health Defined Benefit Retirement Plans

This section describes the defined benefit pension plans in which our Chief Executive Officer and Mr. Knightly are eligible to participate.

IMS Health Retirement Plan

Eligibility and Vesting. The IMS Health Retirement Plan is a funded, tax-qualified defined benefit retirement program in which all U.S.-based legacy IMS Health employees, including our Chief Executive Officer and Mr. Knightly, are eligible to participate. This plan was assumed by the Company in connection with the Merger and closed to new participants effective December 31, 2016. Participants generally vest in their benefits under the plan after three years of qualifying service.

Benefit Formula. Benefits under the plan are defined by a cash balance formula expressed in the form of a notional or “book-keeping” account balance. Each month a participant’s cash balance “account” is increased by (i) pay credits of 6% of the participant’s compensation (i.e., base salary, plus annual incentive, commissions, overtime and shift pay) for that month and (ii) interest credits based on the participant’s hypothetical account balance at the end of the prior month. Monthly interest credits are based on 1/12th of the 30-year Treasury bond yields in effect during the applicable month.

Time and Form of Payment. Participants may retire early at age 55 with three years of service. Normal retirement age is 65. Pension benefits are payable as an actuarially equivalent annuity. Lump-sum distributions are only available for benefits valued at $5,000 or less. Employees do not make contributions to the plan.

Internal Revenue Code Limitations. Section 401(a)(17) of the Internal Revenue Code limits the annual compensation that may be taken into account in the calculation of benefits under a tax-qualified defined contribution or defined benefit pension plan, including the IMS Health Retirement Plan, to $270,000 in 2017. Section 415 of the Internal Revenue Code limits the annual benefit payable under a tax-qualified defined benefit plan including the IMS Health Retirement Plan, to $215,000 for 2017.

IMS Health Retirement Excess Plan

Eligibility. The IMS Health Retirement Excess Plan is an unfunded, non-qualified retirement plan utilizing the same benefit formula, compensation recognition, retirement eligibility and vesting provisions as the tax-qualified IMS Health Retirement Plan and is offered to certain eligible U.S.-based legacy IMS Health employees, including our Chief Executive Officer and Mr. Knightly. It provides pension benefits not provided by the IMS Health Retirement Plan due to limitations set forth under Section 401(a)(17) or Section 415 of the Internal Revenue Code.

Benefit Formula. Under the IMS Health Retirement Excess Plan, the Company provides, out of its general assets, amounts equal to the difference between the amount that would have been paid in the absence of the aforementioned Internal Revenue Code limits and the amount that may be paid under the IMS Health Retirement Plan.

Time and Form of Payment. Benefits for the named executives are automatically payable upon termination of employment (subject to a six-month delay, in certain cases, under tax rules applicable to non-qualified deferred compensation) in the form of an actuarially equivalent lump sum.

Non-qualified Deferred Compensation

The following table sets forth information regarding the non-qualified deferred compensation of each of our named executive officers for our 2017 fiscal year under the IMS Health Defined Contribution Executive Retirement Plan (the “IMS Health DCERP”) or the IQVIA Elective Deferred Compensation Plan, as applicable. There were no contributions to, or, with respect to our named executive officers, distributions from, either of such plans during our 2017 fiscal year.

Name	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Balance at End of Fiscal Year 2017 ($)(2)
Ari Bousbib	—	—
Michael R. McDonnell	—	—
Kevin C. Knightly	442,675	2,820,866
W. Richard Staub, III	—	—
James H. Erlinger III	—	—

(1)	Earnings for Mr. Knightly represent (i) interest credited to the respective named executive officer’s Designated Account, and (ii) the increase/decrease in fiscal year 2017 in the fair market value of shares of our common stock notionally held in the particular Designated Account (as described below).

(2)	The aggregate balance at the end of the year consists of the value of Mr. Knightly’s account under the IMS Health DCERP as of December 31, 2017. The Stock Account has been valued using the closing price of our common stock on December 29, 2017 ($97.90), the last business day of fiscal year 2017. Earnings on deferred amounts in a named executive officer’s Designated Account, to the extent such earnings were deemed to be “above-market” under applicable SEC rules, have been reflected in the “Summary Compensation Table” in the column labeled “—Change in Pension Value and Non-Qualified Deferred Compensation Earnings.”

IMS Health DCERP

Eligibility. The IMS Health DCERP is a non-qualified, unfunded defined contribution plan that was frozen to new participants and accruals as of June 30, 2012. Previously accrued benefits continue to be eligible to be credited with an interest credit and notional investment returns. Mr. Knightly is fully vested in his account under the IMS Health DCERP.

Benefit Formula. A participant in the IMS Health DCERP was able to elect to have his or her account under this plan notionally credited with investment credits (the portion that is so credited is referred to as a “Designated Account”) or, with respect to a designated portion of his or her account, notionally invested in shares of IMS Health common stock, which then became notionally invested in shares of our common stock in connection with the Merger (the portion that is so notionally invested is referred to as a “Stock Account”). Annual investment credits to a Designated Account are calculated based on the average annual corporate bond yields from the AA to AAA Rated/10+ Years Component of the Merrill Lynch U.S. Corporate Master Index.

Time and Form of Payment. A participant’s account under the IMS Health DCERP is paid as a lump sum on or shortly after the date a participant terminates employment with us.

IQVIA Elective Deferred Compensation Plan

Eligibility. The IQVIA Elective Deferred Compensation Plan is a non-qualified, deferred compensation plan that certain IQVIA employees within the US, including our named executive officers, are eligible to participate in. None of our named executive officers participated in this plan during 2017. The IQVIA Elective Deferred Compensation Plan allows eligible employees to defer up to 80% of their base salaries as of the first day of the calendar year or partial year and up to 100% of any cash bonus earned under the Annual Plan and payable to the participant with respect to that year. Contributions consist solely of participants’ elective deferral contributions with no matching or other employer contributions.

Time and Form of Payment. Participants can elect to receive date-based, in-service distributions as long as they are active employees in the Plan in either a lump sum or in annual installments up to 15 years. Upon separation from service, employees will receive either a lump sum distribution from the IQVIA Elective Deferred Compensation Plan or their distribution in annual installments up to 15 years.

Potential Payments upon Termination or Change in Control

Each of our named executive officers is entitled to receive certain benefits upon a qualifying termination of employment and upon certain change in control transactions. Below we describe payments and benefits that are payable upon certain types of termination of employment or a change in control, or that are enhanced based on the circumstances of a termination or change in control.

Employment Agreement and Equity Award Agreements with our Chief Executive Officer. Under the terms of his employment agreement, if we terminate our Chief Executive Officer’s employment without cause (as defined in the employment agreement) or we do not renew his agreement, or if he resigns for good reason (as defined in the employment agreement), our Chief Executive Officer will be entitled to severance in an amount equal to two times the sum of his annual base salary and annual target bonus, payable in equal installments over the 24-month period following the termination of his employment. If any such termination or resignation for good reason occurs within the 24-month period following a change in control (as defined in the employment agreement, which would include the Merger), our Chief Executive Officer will be entitled to the cash severance described above, except that payment will be made in a single lump sum immediately upon such termination. Under the agreement, if the Company elects not to extend the term of the agreement, the termination event will be treated as a termination by us without cause.

Upon a termination for cause, a resignation without good reason, or a termination of employment due to his death or disability, our Chief Executive Officer will be entitled to salary and other compensation that accrued before termination, but no severance will be payable.

As a condition to our Chief Executive Officer’s receipt of the severance payments described below, he must timely execute (without revoking) a release of claims in favor of us and comply with certain restrictive covenants set forth in the employment agreement, including a covenant not to compete with us or to solicit our clients or employees during and for two years following his employment with us. Our Chief Executive Officer is also bound by other restrictive covenants, including covenants relating to confidentiality and non-disparagement.

Pursuant to the provisions of our Chief Executive Officer’s outstanding equity award agreements, his SARs, performance shares, restricted stock and restricted stock units would become fully vested if his employment were terminated without cause, his employment agreement was terminated at the end of his employment agreement term because the Company elected not to renew the agreement, or if he resigned for good reason (each, as defined in our Chief Executive Officer’s employment agreement) and such termination occurred within 24 months following a change in control or covered transaction in which such awards were assumed, continued or substituted for by a successor. If these awards were not continued, assumed or substituted for by a successor, and were not cashed-out, they would vest immediately before the consummation of the covered transaction or change in control that would cause the Company’s common stock to cease to be outstanding.

Employment and Letter Agreements with Messrs. McDonnell, Staub and Erlinger. In the event of a termination of employment by us without cause (or, with respect to Messrs. McDonnell and Erlinger only, a resignation by the named executive officer for good reason (in the case of Mr. McDonnell), or as a result of the Company’s material breach (in the case of Mr. Erlinger)), each of Messrs. McDonnell, Staub and Erlinger will be entitled to the severance benefits under each of their respective agreements with us.

Under Mr. McDonnell’s letter agreement, if his employment is terminated without cause or Mr. McDonnell resigns for good reason (each, as defined in the letter agreement), he would be entitled to receive severance in the amount of one times his annual base salary plus his target annual bonus in effect for the year of termination payable in installments. The letter agreement does not provide for any specific benefits in the event of a change in control. However, in the event of a qualifying termination in connection with a change of control (including the Merger), Mr. McDonnell would be entitled to the benefits provided under the Quintiles CIC Plan (defined above; described below), reduced by any amounts provided under this agreement.

Under Mr. Staub’s letter agreement, if Mr. Staub’s employment is terminated other than for cause (as defined in the letter agreement), he will receive cash severance, payable in equal monthly installments on the Company’s regular payroll schedule during the 24-month non-competition period following termination, equal to (i) 24 months of Mr. Staub’s base salary as of the termination date; (ii) Mr. Staub’s target annual bonus in effect for the year of termination; and (iii) the projected cost of the continuation of group health insurance coverage for Mr. Staub and his eligible dependents pursuant to COBRA for 18 months following the date of termination. Mr. Staub is not a participant in the Quintiles CIC Plan.

Under Mr. Erlinger’s employment agreement, if his employment is terminated without cause (as defined in the agreement) or if Mr. Erlinger resigns as a result of the Company’s material breach of the Agreement, he would be entitled to receive cash severance, payable in equal monthly installments on the Company’s regular payroll schedule during the 12-month non-competition period following termination, equal to (i) his base salary for the 12-month period, (ii) reimbursement for the actual additional costs incurred by him, including any additional tax costs associated with such reimbursements, for continued coverage for 12 months under our group health, medical and dental benefit plans under COBRA (if available), at the same level as he participated as of his termination date and (iii) an amount equal to his annual bonus for the year of termination as determined by the Company in its discretion based on actual performance. The employment agreement with Mr. Erlinger does not provide for any specific benefits in the event of a change in control. However, in the event of a qualifying termination in connection with a change of control (including the Merger), Mr. Erlinger would be entitled to the benefits provided under the Quintiles CIC Plan (described below), reduced by any amounts provided under this agreement.

Retirement of Mr. Erlinger. On February 8, 2018, we announced that Mr. Erlinger will retire from the Company effective February 28, 2018. In connection with his retirement, Mr. Erlinger will be entitled to receive the compensation and benefits provided under his employment agreement with the Company (described above) and the Quintiles CIC Plan (described below). In addition, Mr. Erlinger will receive an additional severance payment of $375,000 and, in exchange for Mr. Erlinger’s agreement to provide consulting services to the Company following his employment termination through September 30, 2018, we agreed to fully accelerate the vesting of awards of SARs and performance shares granted to Mr. Erlinger in 2017, with the performance shares vesting at target.

Quintiles Change in Control Severance Plan

The Quintiles CIC Plan was adopted by the Company effective November 5, 2015. The Quintiles CIC Plan provides certain benefits if a participant experiences a separation from service as a result of a termination of employment without cause or resignation for good reason (each, as defined in the Quintiles CIC Plan), in either case, occurring within three months prior to or 24 months following a Sale of the Company (as defined under the Quintiles CIC Plan, which includes the Merger). Messrs. McDonnell and Erlinger are participants in this plan.

If a participant experiences such a qualifying termination, and has signed a general release of claims in favor of the Company, then such participant would receive the following benefits under the Quintiles CIC Plan: (i) a lump sum payment on termination equal to two times the sum of the participant’s (x) base salary in effect on the date of termination (or if greater, base salary in effect on the date of the Sale of the Company) and (y) target annual cash bonus for the year in which the termination occurs; (ii) an additional lump sum payment on termination equal to the projected cost of the continuation of any group health insurance coverage in which the participant is enrolled for the participant and the participant’s eligible dependents; (iii) acceleration of outstanding unvested time-based equity awards and, in the case of stock appreciation rights and stock options, extended exercisability for the remainder of their full term; and (iv) deemed achievement at target levels of any performance goals or other vesting criteria applicable to any performance-based equity awards, payable in a lump sum on the 61st day following termination. Benefits provided under the Quintiles CIC Plan will be reduced by any other severance benefits to which a participant is entitled, whether pursuant to a Company plan or by operation of a statute or government regulations (unless such severance benefits are provided under a policy, plan or agreement of the Company that expressly provides for them to be provided in addition to those provided under the Quintiles CIC Plan). Pursuant to the applicable award agreements, the equity acceleration provisions of the Quintiles CIC Plan described in (iii) and (iv) above are not applicable to any equity awards granted to our executive officers following the Merger.

Employee Protection Plan

Mr. Knightly participates in the IMS Health Employee Protection Plan (the “Employee Protection Plan”), which provides for certain payments and benefits if the participant’s employment is terminated without cause (as defined in the Employee Protection Plan). The Employee Protection Plan was assumed by the Company in the Merger and amended and restated as of January 1, 2017.

Under the Employee Protection Plan, upon the termination of a participant’s employment without cause (as defined in the plan), he or she is entitled to continued base salary payments for a period of time of at least two weeks and a maximum of 52 weeks, depending on the participant’s salary grade level and years of eligible service (two weeks for each year of service), continued medical, dental and vision benefits throughout the salary continuation period (but not in excess of six months), and certain outplacement services. Mr. Knightly would be entitled to a maximum of 52 weeks of severance benefits under the amended and restated plan.

A participant is not entitled to severance benefits under the Employee Protection Plan following a change in control if he unilaterally resigns, is offered comparable employment with us or an acquiring company, or transfers to a customer or client in connection with a transfer or outsourcing plan. Benefits under the Employee Protection Plan cease when the participant begins to earn compensation from a new employer, and are offset by the amounts of any other severance payments that are made to the participant or by the amount of any sign-on incentive or similar amounts paid upon commencement of the participant’s employment, if such payments occurred within 12 months of the termination. Any salary continuation or benefits payable under the Employee Protection Plan are conditioned upon the participant’s timely execution (without revoking) of a release of claims in favor of us that may include certain restrictive covenants, including covenants relating to non-competition and non-solicitation of clients or employees that would apply, in each case, during the one-year period following the participant’s termination of employment or, if longer, the participant’s salary continuation period.

Summary of potential payments. The following table estimates the dollar value of the additional payments and benefits our named executive officers would have been entitled to receive under applicable plans and/or arrangements described above, assuming the applicable triggering event occurred on December 29, 2017, the last business day of fiscal year 2017.

Name	Type of Payment or Benefit	Involuntary Termination ($)	Change in Control Without Termination ($)	Involuntary Termination Following a Change in Control ($)
Ari Bousbib	Severance Pay(1)	9,600,000	—	9,600,000
	Acceleration of equity awards(2)	46,768,971	—	82,245,260

	Total	56,368,971	—	91,845,260
Michael R. McDonnell	Severance Pay(3)	2,405,000	—	2,405,000
	Health & Welfare Benefits(4)	35,861	—	35,861

	Total	2,440,861	—	2,440,861
Kevin C. Knightly	Severance Pay(5)	500,000	—	500,000
	Health & Welfare Benefits(4)	7,584	—	7,584
	Outplacement(6)	3,945	—	3,945

	Total	511,529	—	511,529
W. Richard Staub, III	Severance Pay(7)	1,624,500	—	1,624,500
	Health & Welfare Benefits(4)	22,127	—	22,127

	Total	1,646,627	—	1,646,627
James H. Erlinger III(8)	Severance Pay(9)	1,715,000	—	1,715,000
	Acceleration of equity awards(2)	1,957,476	—	1,957,476
	Health & Welfare Benefits(4)	57,426	—	57,426

	Total	3,729,902	—	3,729,902

(1)	Represents two times the sum of our Chief Executive Officer’s base salary and his target annual incentive, which is the amount payable to our Chief Executive Officer under the terms of his employment agreement in connection with a termination of his employment by us without cause or by him for good reason.

(2)	Represents the value of the acceleration of unvested time-based SARs and stock options determined based on the difference between the exercise price of the SARs/stock option and the closing price of a share of our common stock on December 29, 2017 ($97.90), the last business day of fiscal year 2017, and the value of the acceleration of unvested time-based restricted stock units, and for our Chief Executive Officer, the value of the acceleration of his restricted stock and performance shares (assuming achievement of the performance goals at target), in each case, determined by multiplying the number of shares underlying the award by the closing price of a share of our common stock on December 29, 2017. Since the Merger constituted a change in control for purposes of our Chief Executive Officer’s awards and the Quintiles CIC Plan, with respect to awards granted prior to the Merger, these awards would be subject to accelerated vesting on an involuntary termination within 24 months following the Merger. With respect to awards granted following the Merger, for purposes of this table, we have assumed that all time-based SARs, stock options, restricted stock units, performance shares and restricted stock granted after the Merger would be assumed, continued or substituted in connection with a change in control and that, as a result, all time-based SARs, stock options, restricted stock units, performance shares and restricted stock would not become fully vested in connection with such change in control but rather upon a qualifying involuntary termination following a change in control. The actual treatment of time-based SARs, stock options, restricted stock units and restricted stock in connection with a change in control transaction may be different. As described above, any unvested outstanding equity awards held by our Chief Executive Officer would be accelerated in the event of a qualifying involuntary termination following a change in control.

(3)	Represents two times the sum of Mr. McDonnell’s base salary and his target annual incentive, which would be payable to Mr. McDonnell under the terms of the Quintiles CIC Plan in connection with a termination of his employment by us without cause or by him for good reason.

(4)	For Mr. Knightly, represents the cost to us of paying our portion of premiums for medical, dental and prescription drug coverage for Mr. Knightly and his eligible dependents during the period during which salary continuation payments under the provisions of the Employee Protection Plan (as in effect on December 29, 2017) are being made. For Messrs. McDonnell and Erlinger, represents the additional lump sum payment equal to the projected cost of the continuation of any group health insurance coverage for the named executive officer and his eligible dependents, to which they would be entitled under the Quintiles CIC Plan. For Mr. Staub, represents the projected cost of group health care continuation for 18 months for Mr. Staub and his eligible dependents, to which he would be entitled under his employment agreement.

(5)	Represents the sum of base salary continuation payable to Mr. Knightly under the provisions of the Employee Protection Plan as in effect on December 29, 2017.

(6)	Represents the value of outplacement services that would be available to Mr. Knightly under the Employee Protection Plan.

(7)	Represents an amount equal to (i) 24 months of Mr. Staub’s base salary and (ii) Mr. Staub’s target annual bonus in effect for the year of termination.

(8)	As discussed above, Mr. Erlinger will retire from the Company effective February 28, 2018. In connection with his retirement, he will receive the benefits described under “Retirement of Mr. Erlinger” above.

(9)	Represents two times the sum of Mr. Erlinger’s base salary and his target annual incentive, which would be payable to Mr. Erlinger under the terms of the Quintiles CIC Plan in connection with a termination of his employment by us without cause or by him for good reason.

CEO Pay Ratio

In August 2015, the SEC issued final rules implementing the provision of the Dodd-Frank Act that requires U.S. publicly-traded companies to disclose the ratio of their Chief Executive Officer’s compensation to that of their median employee. This disclosure is required in this proxy statement and requires that the median employee be selected from all employees, including full-time, part-time, seasonal and temporary employees.

Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported.

Our Chief Executive Officer to median employee pay ratio was calculated in accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K and represents a reasonable estimate calculated in accordance with SEC regulations and guidance. We identified our median employee by using 2017 base salaries, our consistently applied compensation measure, for all individuals, excluding our Chief Executive Officer, who were employed by us on December 1, 2017 (annualized in the case of full- and part-time employees who joined the Company during 2017).

IQVIA is a global company that employs over 55,000 people with more than 70% of our workforce located outside of the U.S. Because of our vast global employee population, we applied the allowed de minimis exemption and excluded non-U.S. employees from certain countries noted below. The total number of excluded employees represented less than 5% of our population. Applying this de minimis exemption, on December 1, 2017, we had 14,684 U.S. employees and 38,893 non-U.S. employees. Irrespective of the de minimis exemption, on this same date we had 14,684 U.S. employees and 41,661 non-U.S. employees.

The pay ratio, as calculated according to the regulations and determined based on the 2017 total compensation reported for our Chief Executive Officer as set forth in the Summary Compensation Table, contains the following two components which may not represent his annual compensation:

–	A special retention equity award that vests over four years. The total grant date value of $19.9 million in its entirety is included in our Chief Executive Officer’s compensation used for purposes of determining the 2017 ratio; and

–	The performance share award granted to our Chief Executive Officer in 2017 was granted in the form of restricted stock for purposes of Section 162(m) of the Code and is reported in the Summary Compensation Table at the maximum opportunity (this award has a value in the Summary Compensation Table of $6.5 million). The value of this award at target is $3.2 million.

For 2017, the annual total compensation of our median employee was $97,997. The annual total compensation for our Chief Executive Officer in 2017 reported in the Summary Compensation Table above included a special retention equity award and a performance award at the maximum opportunity and was $38.0 million. On this basis, the ratio of our Chief Executive Officer’s annual total compensation to our median employee’s annual total compensation would be estimated at 388:1. When including total compensation for our Chief Executive Officer using the target equity award value for the performance shares granted to him in 2017 and without his special retention equity award, our Chief Executive Officer to median employee pay ratio would be estimated at 151:1. Additionally, our Company is uniquely diverse geographically, having a presence in over 100 countries with material differences in elements of pay. When calculating our pay ratio using only our U.S. population, our Chief Executive Officer to U.S. median employee pay ratio would be estimated at 364:1 and excluding the special retention equity award and valuing his 2017 performance share award at target, as described above, would be estimated at 142:1.

The table below provides a summary of the required pay ratio, unadjusted and adjusted for compensation and geographical considerations, as described above.

Basis for Ratio	Global Median Employee	US Median Employee
As Reported Total CEO Compensation . .. . . . . . . . . . . . .	388	364
Adjusted Total CEO Compensation . . . . . . . . . . . . . . .	151	142

Pursuant to the permitted de minimis exemption, the following countries were excluded from the ratio calculation: Bangladesh, 118; Colombia, 126; Dominican Republic, 3; Egypt, 106; Guatemala, 38; Indonesia, 65; Kazakhstan, 5; Malaysia, 127; Mexico, 669; Myanmar, 3; Pakistan, 54; Paraguay, 4; Philippines, 1,290; Sri Lanka, 36; Tunisia, 26; Venezuela, 8; and Vietnam, 90.

PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for the year ended December 31, 2018. The Board will ask the Company stockholders to ratify this selection at the 2018 Annual Meeting.

Audit Committee Report

PricewaterhouseCoopers served as the Company’s independent registered public accounting firm for the year ended December 31, 2017. Prior to the Merger, PricewaterhouseCoopers had been independent auditor of the Company continuously since 2002.

Among its functions, the Audit Committee reviews the financial reporting process of the Company on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States of America.

The Audit Committee has reviewed and discussed the annual audited financial statements with management and the independent registered public accounting firm, PricewaterhouseCoopers. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board AS 1301, and reviewed the results of the independent registered public accounting firm’s audit of the consolidated financial statements.

PricewaterhouseCoopers has also confirmed to the Company that it is in compliance with the rules, standards and policies of the Independence Standards Board and the SEC governing auditor independence. The Audit Committee received and discussed with PricewaterhouseCoopers its written disclosures and the letter as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has considered whether the provision of non-audit services by our independent registered public accounting firm is compatible with the auditor’s independence.

Based on the reviews and discussions referred to above, and the guidelines specified by the Audit Committee Charter, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s 2017 Annual Report for filing with the SEC.

The Audit Committee

James A. Fasano, Chairman

Michael J. Evanisko

Colleen A. Goggins

John M. Leonard

Ronald A. Rittenmeyer

Fees Paid to Independent Registered Public Accounting Firm

The accounting firm of PricewaterhouseCoopers served as independent auditors of the Company (and, prior to the Merger, Quintiles) for the years ended December 31, 2017 and 2016. In addition to rendering audit services during those two years, PricewaterhouseCoopers performed various non-audit services for the Company (and, prior to the Merger, Quintiles) worldwide.

Audit and Other Fees for Past Two Fiscal Years

The following table sets forth the aggregate fees billed to the Company (and, prior to the Merger, Quintiles) for services rendered by PricewaterhouseCoopers for the 2017 and 2016 fiscal years:

	2017	2016
	(in thousands)
Audit fees(1)	$11,300	$8,795
Audit-related fees(2)	2,695	508
Tax fees(3)	3,000	840
All other fees(4)	70	8

Total	$17,065	$10,151

(1)	Audit fees principally include services related to the annual audit of the consolidated financial statements, quarterly review of our interim consolidated financial statements, statutory audits of foreign subsidiaries, SEC registration statements and other filings, and consultation on accounting matters. The increase in 2017 is primarily due to additional services incurred related to transaction activity, including mergers, acquisitions and divestitures, the impact of tax reform and the new revenue standard (ASC 606).

(2)	Audit-related fees consisted principally of due diligence services and financial accounting and reporting consultations for related services not already reported in audit fees.

(3)	Tax fees relate primarily to professional services for tax compliance, advice and planning services. These services included U.S. and non-U.S. tax services.

(4)	All other fees consisted of non-audit and accounting research services.

All audit and non-audit services to be performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee. As permitted by SEC rules, the Audit Committee also has delegated each of its members, acting singly, with the authority to pre-approve any audit or non-audit services if the need for pre-approval arises between regularly scheduled meetings. Such interim approvals, together with full documentation, are presented to the Audit Committee at its next scheduled meeting.

As early as practicable in each fiscal year, the independent registered public accounting firm provides to the Audit Committee a schedule of the audit and other services that the independent registered public accountants expect to provide or may provide during the year. The schedule will be specific as to the nature of the proposed services, the proposed fees and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline the proposed services. Upon approval, this schedule will serve as the budget for fees by specific activity or service for the year.

A schedule of additional services proposed to be provided by the independent registered public accountants, or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for their consideration and approval at any time. The schedule will be specific as to the nature of the proposed service, the proposed fee and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline authorization for each proposed new service.

Applicable SEC rules and regulations permit waiver of the pre-approval requirements for services other than audit, review or attest services if certain conditions are met. Out of the services characterized above as audit-related and tax, none were billed pursuant to these provisions in fiscal 2017 without pre-approval.

The Audit Committee has considered the compatibility of non-audit services performed by PricewaterhouseCoopers with its independence. Our Committee has concluded that the provision of non-audit services by PricewaterhouseCoopers is compatible with that firm maintaining its independence from the Company and its management.

The Audit Committee has appointed PricewaterhouseCoopers as independent registered public accountants for the Company for the year ending December 31, 2018. Ratification of the appointment of PricewaterhouseCoopers requires the vote of a majority of the shares of our common stock cast affirmatively or negatively on the matter. A representative of PricewaterhouseCoopers is expected to be available to answer appropriate questions at the 2018 Annual Meeting and is free to make statements during the 2018 Annual Meeting.

The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the stockholders do not ratify the appointment, the Audit Committee may investigate the reasons for stockholder rejection and may consider whether to retain PricewaterhouseCoopers or to appoint another independent registered public accounting firm.

Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our stockholders or our company.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE

APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of February 14, 2018, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

The percentage of shares beneficially owned is computed on the basis of 208,270,100 shares of our common stock outstanding as of February 14, 2018. Shares of our common stock that a person has the right to acquire within 60 days of February 14, 2018 are deemed outstanding for purposes of computing the percentage ownership of such person’s holdings, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o IQVIA Holdings Inc., 83 Wooster Heights Road, Danbury, Connecticut 06810.

	Shares Beneficially Owned
Name of Beneficial Owners	Number	Percent
5% stockholders:
Parties to the existing Shareholders Agreement(1)	51,843,730	24.9%
TPG Funds(2)	22,865,529	11.0%
CPPIB-PHI(3)	10,550,400	5.1%
Dr. Dennis B. Gillings, CBE, Ph.D., and affiliates(4)	9,649,584	4.6%
The Vanguard Group(5)	16,165,869	7.8%
Bain Capital and related funds(6)	5,402,050	2.6%
Leonard Green & Partners, L.P.(7)	3,376,167	1.6%
Directors and named executive officers:
Ari Bousbib(8)	2,788,088	1.3%
Michael R. McDonnell(9)	55,772	*
Kevin C. Knightly(10)	105,990	*
W. Richard Staub, III(11)	47,931	*
James H. Erlinger III(12)	128,812	*
John P. Connaughton(13)	—	—
Jonathan J. Coslet(14)	—	—
John G. Danhakl(15)	—	—
Michael J. Evanisko(16)	100,332	*
James A. Fasano	—	—
Jack M. Greenberg(17)	80,716	*
Colleen A. Goggins(18)	2,209	*
John M. Leonard(19)	24,902	*
Ronald A. Rittenmeyer(20)	76,435	*
Todd B. Sisitsky(21)	—	—
All executive officers and directors as a group (16 persons)(22)	12,639,897	6.0%

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1)	Includes shares of common stock outstanding as of December 31, 2017 directly held by the following persons who are parties to the existing Shareholders Agreement: Dr. Gillings, Dr. Gillings’ daughter, the GFEF Limited Partnership, the Dennis and Mireille Gillings Foundation, GF Investment Associates LP, the Bain Capital Entities, CPP Investment Board Private Holdings Inc., Leonard Green & Partners, L.P. and the TPG-Q Funds (each as defined below). Also includes 1,569,600 shares held by Canada Pension Plan Investment Board (“CPPIB”), which itself is not a party to the Shareholders Agreement, as well as 6,600 shares held by CPPIB MAP Cayman SPC, a wholly-owned subsidiary of CPPIB.

(2)	The information relating to the TPG Funds is based solely on a Schedule 13D filed with the SEC on December 4, 2017, reporting beneficial ownership on November 30, 2017. Shares shown as beneficially owned by the TPG Funds include the following: (a) 8,176,704 shares of IQVIA common stock held by TPG Partners V, L.P., a Delaware limited partnership; (b) 21,391 shares of IQVIA common stock held by TPG FOF V-A, L.P. a Delaware limited partnership; (c) 17,248 shares of IQVIA common stock held by TPG FOF V-B, L.P., a Delaware limited partnership; (d) 8,182,997 shares of IQVIA common stock held by TPG Partners VI, L.P., a Delaware limited partnership; (e) 32,347 shares of common stock held by TPG FOF VI SPV, L.P., a Delaware limited partnership; (f) 337,616 shares of IQVIA common stock held by TPG Biotechnology Partners III, L.P., a Delaware limited partnership; and (g) 2,813,473 shares of IQVIA common stock held by TPG Iceberg Co-Invest LLC, a Delaware limited liability company (together with TPG Partners V, L.P., TPG FOF V-A, L.P, TPG FOF V-B, L.P., TPG Partners VI, L.P., TPG FOF VI SPV, L.P. and TPG Biotechnology Partners III, L.P., the “TPG Funds”). The general partner of each of TPG Partners V, L.P., TPG FOF V-A, L.P. and TPG FOF V-B, L.P. is TPG GenPar V, L.P., a Delaware limited partnership, whose general partner is TPG GenPar V Advisors, LLC, a Delaware limited liability company. The general partner of TPG Partners VI, L.P. is TPG GenPar VI, L.P., a Delaware limited partnership, whose general partner is TPG GenPar VI Advisors, LLC. The general partner of TPG Biotechnology Partners III, L.P. is TPG Biotechnology GenPar III, L.P., a Delaware limited partnership, whose general partner is TPG Biotechnology GenPar III Advisors, LLC, a Delaware limited liability company. The sole member of each of TPG GenPar V Advisors, LLC, TPG GenPar VI Advisors, LLC and TPG Biotechnology GenPar III Advisors, LLC is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation. The general partner of TPG FOF VI SPV, L.P. and the managing member of TPG Iceberg Co-Invest LLC is TPG Advisors VI, Inc., a Delaware corporation. David Bonderman and James G. Coulter are officers and sole stockholders of each of TPG Advisors VI, Inc. and TPG Group Holdings (SBS) Advisors, Inc. and may therefore be deemed to be the beneficial owners of the shares held by the TPG Funds. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by the TPG Funds except to the extent of their pecuniary interest therein. The address of each of TPG Advisors VI, Inc., TPG Group Holdings (SBS) Advisors, Inc. and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102. The TPG-Q Funds beneficially own 3,283,753 shares, consisting of (a) 3,120,466 shares held by TPG Quintiles Holdco II, L.P., a Delaware limited partnership, or Holdco II, whose general partner is TPG Advisors V, Inc., a Delaware corporation and (b) 163,287 shares held by TPG Quintiles Holdco III, L.P. a Delaware limited partnership, or Holdco III, whose general partner is TPG Biotech Advisors, Inc., a Delaware corporation. Holdco II and Holdco III are collectively referred to as the TPG-Q Funds. David Bonderman and James G. Coulter are officers and sole shareholders of each of TPG Advisors V, Inc. and TPG Biotech Advisors, Inc. and may therefore be deemed to be the beneficial owners of the shares held by the TPG-Q Funds. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by the TPG-Q Funds except to the extent of their pecuniary interest therein. The address of each of TPG Advisors V, Inc., TPG Biotech Advisors, Inc. and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(3)	The information relating to CPPIB-PHI is based solely on a Schedule 13D filed with the SEC on December 4, 2017, reporting beneficial ownership as of November 30, 2017. CPPIB-PHI is a wholly owned subsidiary of the Canada Pension Plan Investment Board, which therefore beneficially owns the shares held by CPPIB-PHI. CPPIB-PHI directly owns 8,974,200 Common Shares and the Canada Pension Plan Investment Board is an indirect beneficial owner of such Common Shares owned by CPPIB-PHI. CPPIB-PHI and the Canada Pension Plan Investment Board have shared voting power and shared dispositive power with respect to such 8,974,200 Common Shares. In addition, the Canada Pension Plan Investment Board directly owns 1,569,600 Common Shares, with respect to which it has sole voting power and sole dispositive power, and indirectly owns 6,600 Common Shares through CPPIB MAP Cayman SPC, a wholly-owned subsidiary of CPPIB, with respect to which it has shared voting power and shared dispositive power. The 6,600 Common Shares directly owned by CPPIB MAP Cayman SPC are subject to investment management agreements with an unaffiliated investment manager who may be deemed to have direct voting and investment power and dispositive power with respect to such shares. All shares of the Canada Pension Plan Investment Board were issued to Canada’s Federal Minister of Finance to be held on behalf of Her Majesty Queen Elizabeth II in right of Canada. Andrea Jeffery and Karen Rowe as authorized directors of CPPIB-PHI have authority to vote or dispose of the shares held by CPPIB-PHI. The address of each of CPPIB-PHI and Andrea Jeffery and Karen Rowe is c/o Canada Pension Plan Investment Board, One Queen Street East, Suite 2500, P.O. Box 101, Toronto, Ontario M5C 2W5 Canada.

(4)	Includes 9,071,839 shares held directly by Dr. Gillings and the following shares over which Dr. Gillings may be deemed to exercise shared voting and investment control: (a) 84,067 shares held by the GFEF Limited Partnership, of which Dr. Gillings is the general partner and (b) 70,000 shares held by the Dennis and Mireille Gillings Foundation, of which Dr. Gillings is the president and director. Dr. Gillings disclaims beneficial ownership of all shares held by the Dennis and Mireille Gillings Foundation and the GFEF Limited Partnership, except to the extent of his pecuniary interest therein. Certain shares held directly by Dr. Gillings have been pledged as security for a personal loan. The table also includes the following shares over which Susan Gillings Gross (Dr. Gillings’ daughter) may be deemed to have beneficial ownership: (a) 23,678 shares held directly by Ms. Gross and (b) 400,000 shares held by GF Investment Associates LP, which is managed by Ms. Gross. Ms. Gross disclaims beneficial ownership of the shares held by GF Investment Associates LP, except to the extent of her pecuniary interest therein.

(5)	As reported by The Vanguard Group in a Schedule 13G filed with the SEC on February 8, 2018 which reported holdings as of December 31, 2017. The Schedule 13G states that The Vanguard Group has sole voting power with respect to 206,556 shares, shared voting power with respect to 27,347 shares, sole dispositive power with respect to 15,931,267 shares, and shared dispositive power with respect to 234,602 shares. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(6)	The information relating to Bain Capital and related entities is based solely on beneficial ownership as reported in the Prospectus Supplement filed by the Issuer with the Securities and Exchange Commission (the “Commission”) on November 29, 2017. Bain Capital and related funds beneficially own 5,402,050 shares, consisting of (a) 5,388,042 shares of common stock held by Bain Capital Integral Investors 2008, L.P., or Integral Investors, (b) 13,253 shares of common stock held by BCIP TCV, LLC, and (c) 755 shares of common stock held by BCIP Associates—G, or BCIP—G. The governance, investment strategy and decision-making process with respect to investments held by each of Integral Investors, BCIP TCV and BCIP-G, which we refer to collectively as the Bain Capital Entities is directed by the Global Private Equity Board of Bain Capital Investors, LLC, or BCI. By virtue of the relationships described in this footnote, BCI may be deemed to exercise voting and dispositive power with respect to the shares held by the Bain Capital Entities. Each of the Bain Capital Entities has an address c/o Bain Capital Private Equity, LP, 200 Clarendon Street, Boston, MA 02116.

(7)	The information relating to Green Equity Investors V, L.P., a Delaware limited partnership (“GEI V”) and related entities is based solely on beneficial ownership as reported in the Prospectus Supplement filed by the Issuer with the Commission on November 29, 2017. Green Equity Investors V, L.P., a Delaware limited partnership (“GEI V”) is the direct owner of 2,578,227 shares of IQVIA common stock (the “GEI V Shares”). Green Equity Investors Side V, L.P., a Delaware limited partnership (“GEI Side V”), is the direct owner of 773,406 shares of IQVIA common stock (the “GEI Side V Shares”). LGP Iceberg Coinvest, LLC, a Delaware limited liability company (“Iceberg” and, collectively with GEI V and GEI Side V, the “LGP Funds”), is the direct owner of 24,534 shares of IQVIA common stock (the “Iceberg Shares” and, collectively with the GEI V Shares and the GEI Side V Shares, the “LGP Shares”). GEI Capital V, LLC, a Delaware limited liability company (“GEIC”), is the general partner of GEI V and GEI Side V. Green V Holdings, LLC, a Delaware limited liability company (“Holdings”), is a limited partner of GEI V and GEI Side V. LGP, is the manager of GEI V, GEI Side V, and Peridot Coinvest Manager LLC, a Delaware limited liability company (“Peridot”), and an affiliate of GEIC and Holdings. LGP Management, Inc., a Delaware corporation (“LGPM”) is the general partner of LGP. Mr. John G. Danhakl is a Director, Executive Vice President, and Managing Partner of LGPM, and a member of the Issuer’s board of directors. Peridot is the manager of LGP Associates V LLC, a Delaware limited liability company (“Associates V”). Associates V is the manager of Iceberg. GEIC, as the general partner of GEI V and GEI Side V, Holdings, as a limited partner of GEI V and GEI Side V, LGP, as the manager of GEI V, GEI Side V, and Peridot, LGPM, as the general partner of LGP, Mr. Danhakl, as a Director, Executive Vice President, and Managing Partner of LGPM, Peridot, as the manager of Associates V, and Associates V, as the manager of Iceberg, directly (whether through ownership or position) or indirectly through one or more intermediaries, may be deemed to share voting and investment power with respect to the LGP Shares. As such, GEIC, Holdings, LGP, Peridot, LGPM, Mr. Danhakl, and Associates V may be deemed to be the indirect beneficial owners of the LGP Shares. Each of GEIC, Holdings, LGP, Peridot, LGPM, Mr. Danhakl, and Associates V disclaims beneficial ownership of the LGP Shares, except to the extent of its and, with respect to Mr. Danhakl, his pecuniary interest therein. Each of Messrs. Danhakl, Jonathan D. Sokoloff, Jonathan A. Seiffer, John M. Baumer, Timothy J. Flynn, James D. Halper, Todd M. Purdy, Michael S. Solomon, W. Christian McCollum, Usama N. Cortas, J. Kristofer Galashan, and Ms. Alyse M. Wagner either directly (whether through ownership interest or position) or through one or more intermediaries, may be deemed to control LGP. As such, Messrs. Danhakl, Sokoloff, Seiffer, Baumer, Flynn, Halper, Purdy, Solomon, McCollum, Cortas and Galashan, and Ms. Wagner may be deemed to have shared voting and investment power with respect to all shares beneficially owned by the LGP Funds. These individuals each disclaim beneficial ownership of the securities held by the LGP Funds except to the extent of his pecuniary interest therein. The address of each of the LGP Funds, and each of the foregoing individuals is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

(8)	Includes 1,259,520 shares underlying stock options and 177,999 shares underlying stock appreciation rights that are currently exercisable or scheduled to vest within 60 days of February 14, 2018. Also includes 508,357 shares of restricted stock that are not vested as of February 14, 2018. Of the shares beneficially owned, 543,302 shares of common stock are held in trust for the benefit of members of Mr. Bousbib’s family.

(9)	Includes 23,400 shares underlying stock options and 8,678 shares underlying stock appreciation rights that are currently exercisable or scheduled to vest within 60 days of February 14, 2018.

(10)	Includes 55,296 shares underlying stock options and 17,390 shares underlying stock appreciation rights that are currently exercisable or scheduled to vest within 60 days of February 14, 2018, and 18,566 notional shares held under the IMS Health DC ERP. Also includes 8,168 shares of restricted stock that are not vested as of February 14, 2018.

(11)	Includes 38,125 shares underlying stock options and 6,074 shares underlying stock appreciation rights that are currently exercisable or scheduled to vest within 60 days of February 14, 2018. Also includes 869 shares of restricted stock units that are scheduled to vest within 60 days of February 14, 2018.

(12)	Consists of 97,500 shares underlying stock options and 14,318 shares underlying stock appreciation rights that are exercisable within 60 days of February 14, 2018. Also includes 11,427 shares of restricted stock units that are scheduled to vest within 60 days of February 14, 2018. On February 8, 2018, we announced that Mr. Erlinger will retire from the Company effective February 28, 2018. In connection with Mr. Erlinger’s agreement to provide consulting services to the Company following his employment termination through September 30, 2018, we agreed to fully accelerate the vesting of awards of SARs and performance shares granted to Mr. Erlinger in 2017 on February 28, 2018, with the performance shares vesting at target.

(13)	Does not include shares of common stock held by the Bain Capital Entities. Mr. Connaughton, who is one of our directors, is a Managing Director of BCI and a member of GPEB and as a result, and by virtue of the relationships described in footnote 6 above, may be deemed to share beneficial ownership of the shares held by the Bain Capital Entities. The address for Mr. Connaughton is c/o Bain CapitalPrivate Equity, LP, 200 Clarendon Street, Boston, MA 02116.

(14)	Mr. Coslet, who is one of our directors, is a TPG Partner. Mr. Coslet has no voting or investment power over and disclaims beneficial ownership of the shares held by the TPG Funds. The address of Mr. Coslet is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(15)	The information relating to Green Equity Investors, V, L.P., a Delaware limited partnership (“GEI V”) and related entities is based solely on beneficial ownership as reported in the Prospectus Supplement filed by the Issuer with the Commission on November 29, 2017. Green Equity Investors V, L.P., a Delaware limited partnership (“GEI V”) is the direct owner of 2,578,277 shares of IQVIA common stock (the “GEI V Shares”). Green Equity Investors Side V, L.P., a Delaware limited partnership (“GEI Side V”), is the direct owner of 773,406 shares of IQVIA common stock (the “GEI Side V Shares”). LGP Iceberg Coinvest, LLC, a Delaware limited liability company (“Iceberg” and, collectively with GEI V and GEI Side V, the “LGP Funds”), is the direct owner of 24,534 shares of IQVIA common stock (the “Iceberg Shares” and, collectively with the GEI V Shares and the GEI Side V Shares, the “LGP Shares”). GEI Capital V, LLC, a Delaware limited liability company (“GEIC”), is the general partner of GEI V and GEI Side V. Green V Holdings, LLC, a Delaware limited liability company (“Holdings”), is a limited partner of GEI V and GEI Side V. LGP, is the manager of GEI V, GEI Side V, and Peridot Coinvest Manager LLC, a Delaware limited liability company (“Peridot”), and an affiliate of GEIC and Holdings. LGP Management, Inc., a Delaware corporation (“LGPM”) is the general partner of LGP. Mr. John G. Danhakl is a Director, Executive Vice President, and Managing Partner of LGPM, and a member of the Issuer’s board of directors. Peridot is the manager of LGP Associates V LLC, a Delaware limited liability company (“Associates V”). Associates V is the manager of Iceberg. GEIC, as the general partner of GEI V and GEI Side V, Holdings, as a limited partner of GEI V and GEI Side V, LGP, as the manager of GEI V, GEI Side V, and Peridot, LGPM, as the general partner of LGP, Mr. Danhakl, as a Director, Executive Vice President, and Managing Partner of LGPM, Peridot, as the manager of Associates V, and Associates V, as the manager of Iceberg, directly (whether through ownership or position) or indirectly through one or more intermediaries, may be deemed to share voting and investment power with respect to the LGP Shares. As such, GEIC, Holdings, LGP, Peridot, LGPM, Mr. Danhakl, and Associates V may be deemed to be the indirect beneficial owners of the LGP Shares. Each of GEIC, Holdings, LGP, Peridot, LGPM, Mr. Danhakl, and Associates V disclaims beneficial ownership of the LGP Shares, except to the extent of its and, with respect to Mr. Danhakl, his pecuniary interest therein. Each of Messrs. Danhakl, Jonathan D. Sokoloff, Jonathan A. Seiffer, John M. Baumer, Timothy J. Flynn, James D. Halper, Todd M. Purdy, Michael S. Solomon, W. Christian McCollum, Usama N. Cortas, J. Kristofer Galashan, and Ms. Alyse M. Wagner either directly (whether through ownership interest or position) or through one or more intermediaries, may be deemed to control LGP. As such, Messrs. Danhakl, Sokoloff, Seiffer, Baumer, Flynn, Halper, Purdy, Solomon, McCollum, Cortas and Galashan, and Ms. Wagner may be deemed to have shared voting and investment power with respect to all shares beneficially owned by the LGP Funds. These individuals each disclaim beneficial ownership of the securities held by the LGP Funds except to the extent of his pecuniary interest therein. The address of each of the LGP Funds, and each of the foregoing individuals is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

(16)	Consists of 7,732 shares of common stock issued pursuant to Company stock incentive plans and 92,600 shares underlying stock options that are exercisable within 60 days of February 14, 2018.

(17)	Consists of 30,316 shares of common stock issued pursuant to Company stock incentive plans and 50,400 shares underlying stock options that are exercisable within 60 days of February 14, 2018. Of these shares, 25,000 shares of common stock are held for the benefit of members of Mr. Greenberg’s family.

(18)	Consists of 2,209 shares of common stock issued pursuant to Company stock incentive plans.

(19)	Consists of 4,702 shares of common stock issued pursuant to Company stock incentive plans and 20,200 shares underlying stock options that are exercisable within 60 days of February 14, 2018.

(20)	Consists of 57,235 shares of common stock issued pursuant to Company stock incentive plans and 19,200 shares stock underlying stock options that are exercisable within 60 days of February 14, 2018.

(21)	Todd B. Sisitsky, who is one of our directors, is a TPG Partner. Mr. Sisitsky has no voting or investment power over and disclaims beneficial ownership of the shares held by the TPG Funds. The address of Mr. Sisitsky is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(22)	Includes 1,882,694 shares underlying stock options and stock appreciation rights that are currently exercisable or scheduled to vest within 60 days, 13,106 shares underlying restricted stock units scheduled to vest within 60 days and 18,566 notional shares held under the IMS Health DCERP.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10 percent of our common stock, to file reports of ownership and changes in ownership with the SEC. These reports are commonly referred to as Form 3, Form 4 and Form 5 reports. Filing persons must furnish us with copies of the Section 16(a) reports they file. Based solely on our review of the Section 16(a) reports we have received or that were filed with the SEC and written representations from certain filers that no other reports were required, we believe that all filing requirements applicable to our executive officers, directors and greater-than-ten-percent stockholders were complied with for the year ended December 31, 2017.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions Policy

We have adopted a policy with respect to the review, approval and ratification of related person transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related person transactions. For purposes of this policy, a related person transaction includes any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K adopted by the SEC. In the course of its review and approval of related person transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. Related person transactions must be approved or ratified by the Audit Committee based on full information concerning the proposed transaction, including the related persons involved, their relationship to the Company, their interest and role in the transaction, the proposed terms of the transaction, including aggregate value and value to be derived by the related person, the benefits to the Company and the related person, the availability to the Company of alternative means or transactions by which to obtain like benefits, terms that would prevail in a similar transaction with an unaffiliated third party, and such other information as our Audit Committee deems appropriate. Our policy provides that we generally should not engage in related person transactions, unless:

•	the transaction offers clear advantages to us, and its purpose is not to confer an advantage on the related person;

•	we are acquiring goods or services, and comparable goods or services are not available from unrelated third parties on equally advantageous terms;

•	we are selling goods or services, and the terms of the transaction are comparable to terms we provide to unrelated third parties;

•	the transaction will be approved for us by independent decision-makers in good faith and without influence of the person who has a conflicting interest; or

•	the transaction is in our best interests.

Shareholders Agreement

In connection with the Merger, we entered into the Shareholders Agreement with certain of the largest post-Merger shareholders. For additional information regarding certain director designation and board composition provisions of the Shareholders Agreement, see the Company’s Corporate Governance—Board Composition and Director Independence.

The parties to the Shareholders Agreement, other than the DG Shareholders, have agreed that no such party or its affiliates will, except for certain pledges, transfers to permitted transferees and certain transfers in connection with underwritten public offerings, (x) transfer more than 1% of our outstanding common stock in any calendar quarter or (y) transfer any shares of the outstanding common stock of the Company to a third party that, to such shareholder’s knowledge, as a result of such transfer would own 10% or more of our outstanding common stock.

Our Sponsors have certain customary registration rights with respect to their shares of the Company’s common stock. Pursuant to the registration rights provisions of the Shareholders Agreement, our Sponsors have demand registration rights, including shelf registration rights, in respect of any shares of our common stock held by them, subject to certain conditions. In addition, in the event that we register shares of our common stock for sale to the public, we are required to give notice of such registration to the Sponsors, and, subject to certain limitations, include shares of our common stock held by them in such registration. The Shareholders Agreement includes customary indemnification provisions in favor of the Sponsors, any person who is or might be deemed a control person (within the meaning of the Securities Act of 1933, as amended, and the Exchange Act) and related parties against certain losses and liabilities (including reasonable costs of investigation and legal expenses) arising out of or based upon any filing or other disclosure made by us under the securities laws relating to any such registration.

The Shareholders Agreement will terminate with respect to any party thereto (i) with respect to provisions regarding the Company’s Board, at such time as the party is no longer entitled to designate a nominee, (ii) with respect to the DG Shareholders, when (a) the Company has fully performed its obligations thereunder or (b) upon the earlier of (1) the day after the 2021 annual meeting of shareholders of the Company, (2) the date that the DG Shareholders, together with their affiliates, cease to own at least 2.5% of our outstanding common stock or (3) the date on which the DG Shareholders have withdrawn from the Shareholder Agreement in accordance with its terms, (iii) with respect to provisions regarding registration rights, until such time as the party has sold all of its shares of our outstanding common stock or has the ability to sell such shares pursuant to Rule 144 of the Securities Act without volume limitations (provided that the shareholder group to which such party belongs then holds less than 3% of our outstanding common stock) and (iv) with respect to the remainder of the Shareholders Agreement, at such time as the party no longer holds any shares of common stock of the Company.

Corporate Opportunities

The Company’s certificate of incorporation was approved by stockholders in connection with the Merger and provides that TPG, Bain Capital, CPPIB and LGP, each of whom have rights to designate nominees to the board of directors pursuant to the Shareholders Agreement, and certain of their affiliates, will not have any fiduciary or other duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its subsidiaries. The certificate of incorporation further provides that the Company, on behalf of itself and its subsidiaries, renounces any interest or expectancy in being offered an opportunity to participate in business opportunities that are presented to TPG, Bain Capital, CPPIB, LGP, or their affiliates. This provision applies to these stockholders (and associated parties) only for so long as such stockholder continues to have the right under the Shareholders Agreement to designate one nominee and a nominee designated by such stockholder continues to serve on the board.

PharmaBio Development Inc.

Dr. Gillings is the sole director and the beneficial owner of 100% of PharmaBio Development Inc., or PharmaBio, a company that was spun off from Quintiles in December 2009. In connection with the spin-off, Quintiles Transnational and PharmaBio entered into a letter agreement (and in some cases, separate services agreements) providing for the continuation of certain development and commercialization services to third parties by Quintiles Transnational on behalf of PharmaBio. PharmaBio paid IQVIA approximately $0.7 million for these services in the year ended December 31, 2017. In addition, in 2010, PharmaBio entered into a consulting services agreement with Quintiles Transnational pursuant to which Quintiles Transnational would provide consulting services with respect to PharmaBio’s investments. PharmaBio did not paid us any amounts for pursuant to the consulting services agreement for the year ended December 31, 2017.

NovaQuest Pharma Opportunities Funds

NovaQuest Pharma Opportunities Fund III, L.P.

In November 2010, Quintiles and PharmaBio, as well as a third party investor, each committed to invest $60 million as investors in the NovaQuest Pharma Opportunities Fund III, L.P., or Fund III. In November 2013, Quintiles sold $10 million of our commitment to a third party, leaving us a $50 million commitment. As of December 31, 2017, we have funded approximately $43.1 million (net of distributions subject to recall) of this commitment and have approximately $6.9 million of remaining funding commitments. Our commitment to invest approximated 10.9% of Fund III’s total commitments of $459.2 million. PharmaBio reduced its commitment to Fund III to $20 million following a sale of $40 million of its original $60 million commitment to certain investors for an undisclosed amount.

Dr. Gillings is a 6.94% limited partner of NQ HCIF General Partner, LP, which is the general partner of Fund III, or the Fund III GP, and a 9.99% owner of NQ HCIF GP, Ltd, which is the general partner of the Fund III GP, or the Fund III GPLTD. PharmaBio is a 54.71% limited partner of the Fund III GP and a 55.01% owner of Fund III GPLTD. Dr. Gillings has an indirect interest in the Fund III GP and in the Fund III GPLTD as a result of his ownership of PharmaBio, as discussed above. Limited partners in the Fund III GP are entitled to receive distributions with respect to the Fund III GP’s carried interest in the Fund III. The Fund III GP’s carried interest represents the right to receive a portion of the profit distributions from Fund III after Fund III’s investors have been repaid their capital contributions and a preferred return on those contributions. We and PharmaBio are not charged carried interest with respect to our limited partnership interests in Fund III.

NovaQuest Pharma Opportunities Fund IV, L.P.

In June 2015, Quintiles and PharmaBio committed to invest up to $20 million and $30.5 million, respectively, as limited partners in a new private equity fund, NovaQuest Pharma Opportunities Fund IV, L.P., or Fund IV. As of December 31, 2017, we have funded approximately $10.8 million and have approximately $9.2 million of remaining funding commitments. Our commitment to invest approximated 2.3% of the Fund IV’s total commitments of $865.5 million.

PharmaBio is a 23.98% limited partner of NQ POF IV GP, LP, which is the general partner of Fund IV, or the Fund IV GP, and a 65% owner of NQ POF IV GP, Ltd, which is the general partner of the Fund IV GP, or the Fund IV GPLTD. Dr. Gillings has an indirect interest in the Fund IV GP and in the Fund IV GPLTD as a result of his ownership of PharmaBio, as discussed above. Limited partners in the Fund IV GP are entitled to receive distributions with respect to the Fund IV GP’s carried interest in the Fund IV. The Fund IV GP’s carried interest represents the right to receive a portion of the profit distributions from the Fund IV after the Fund IV’s investors have been repaid their capital contributions and a preferred return on those contributions. We and PharmaBio are not charged carried interest with respect to our limited partnership interests in Fund IV.

Fund III and Fund IV (collectively, the Funds) are managed by NovaQuest Capital Management, L.L.C., or the Management Company, of which PharmaBio owns 35% and Dr. Gillings owns 20%. The boards of directors of the Fund III GPLTD and the Fund IV GPLTD make all non-investment decisions for the respective fund’s general partners and the respective fund, as applicable; the investment committees of Fund III GPLTD and Fund IV GPLTD approve all of the respective fund’s investments and dispositions. PharmaBio is entitled to appoint one member of the management committee of the Management Company, which makes most decisions of the Management Company, and is entitled to appoint one director of each of the Fund III GPLTD and the Fund IV GPLTD, which in each case serve as PharmaBio’s representatives. Dr. Gillings has an indirect interest in the Management Company as a result of his ownership in PharmaBio, as discussed above. The Management Company also advises PharmaBio.

We and PharmaBio have the right to invest in similar successor funds managed by the Management Company on substantially similar terms as we and PharmaBio, respectively, have in the Funds.

We have entered into non-exclusive preferred provider agreements with the Funds, pursuant to which the Funds will first allow us the opportunity to provide any outsourcing services to the Funds, provided the pricing terms are consistent with those we charge to third party customers buying comparable services on comparable terms and conditions. We do not make or receive any payments in connection with the preferred provider agreement. As of the date of this proxy statement, we have not entered into any transactions with the Funds, or in connection with any of the Funds’ investments, involving outsourcing services, pursuant to the preferred provider agreement or otherwise, but we anticipate that we may do so in the future.

We also have entered into non-exclusive services agreements with the Funds, pursuant to which we may provide a variety of services to the Funds on an arm’s length basis, including due diligence support and strategic and planning expertise. Prices charged to the Funds equal, as near as reasonably practicable, the prices we charge to third-party customers buying comparable services on comparable terms and conditions. We received $79,033 in payments from the Funds in 2017.

We also entered into agreements with the Management Company in connection with the formation of the Funds. Under a service marks assignment agreement, we assigned the Management Company the service mark registrations for the NovaQuest name until the dissolution or cessation of the business of the Management Company or such date that the Management Company is no longer managing a private equity fund with at least $100 million in capital commitments or capital contributions. The Management Company has in turn licensed the service mark to the Funds.

Dr. Gillings Non-Compete Payments

Dr. Gillings employment terminated on December 31, 2015 due to his planned retirement from the Company. Our employment agreement with Dr. Gillings provides for certain post-termination payments and other benefits. The employment agreement includes restrictive covenants requiring Dr. Gillings to disclose and assign to us any developments conceived, made or suggested by him during his employment or the non-competition period (described below) and generally prohibiting Dr. Gillings from:

•	competing with us in any geographic area in which we do business;

•	soliciting or interfering with our relationship with anyone with whom we do business;

•	offering employment to or procuring employment for any of our employees; or

•	disclosing any of our confidential information

until the latest of (i) three years following the date he ceases to own any equity interest in us or any of our subsidiaries, or (ii) three years from the date of his termination of employment, which period we refer to as the non-competition period. For so long as we require Dr. Gillings to comply with these restrictive covenants, we are required to pay him during the non-competition period monthly amounts equal to $150,000, which is the sum of his annual base salary in effect on his termination date ($800,000) plus his annual bonus paid in 2015 ($1,000,000) divided by 12. As of December 2017, the Company stopped making such payments and the parties’ obligations under the employment agreement have ceased.

Other Transactions

Dr. Gillings is married to our former director, Dr. Mireille Gillings, who is the president, chief executive officer, executive chair and a director of HUYA. Dr. Mireille Gillings, Dr. Gillings and PharmaBio own 24%, 50%, and 2% interests, respectively, in HUYA on a fully diluted basis. In January 2010, Quintiles entered into a collaboration agreement with HUYA to fund up to $2.3 million of HUYA’s research and development activity for a specific compound. Under the agreement, we had the potential to receive additional consideration that contractually would not have exceeded $16.5 million excluding interest if certain events had occurred. In February 2015, we and HUYA agreed to terminate the collaboration agreement. In connection with the termination, HUYA paid us $5.0 million during 2015 to satisfy all of HUYA’s various payment obligations under the agreement.

In addition, we have entered into a number of agreements with HUYA, mostly in Asia, under which we will provide services on a fee for services basis at arm’s length and at market rates. During the year ended December 31, 2017, we had such agreements totaling approximately $5.0 million of such services and recognized $8.2 million of revenues under our agreements with HUYA. As of December 31, 2017, we had approximately $18.0 million of remaining commitments to provide services under these agreements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2017, the LDC Committee of the Board has consisted of Messrs. Connaughton, Greenberg, Rittenmeyer (Chair) and Sisitsky. None of the members of the committee have at any time been an officer or employee of our Company or any of our subsidiaries. During 2017, none of our executive officers served as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Board or the LDC Committee.

Messrs. Connaughton and Sisitsky were each elected to the Board pursuant to the Shareholders Agreement, which as discussed above requires that all parties to the Shareholders Agreement vote in favor of the election of certain nominees designated in accordance with the Shareholders Agreement. Messrs. Connaughton and Sisitsky are associated with Bain Capital and TPG, respectively, each of which is a party to the Shareholders Agreement. Information regarding our relationships with each of these entities and their affiliates is described above under “Certain Relationships and Related Person Transactions.”

OTHER MATTERS

We know of no matters, other than those referred to in this Proxy Statement, that will be presented at the 2018 Annual Meeting. If, however, any other appropriate business is properly presented at the 2018 Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote on those matters for you.

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

Under SEC rules, for a stockholder proposal to be included in our proxy statement (and form of proxy) for presentation at our 2019 annual meeting of stockholders, the proposal must be received by us, marked to the attention of Secretary, at our principal executive offices by October 24, 2018. As the rules of the SEC make clear, merely submitting a proposal does not guarantee its inclusion.

Under our Bylaws, and as permitted by SEC rules, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Secretary of the Company at 83 Wooster Heights Road, Danbury, Connecticut 06810. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2019 annual meeting of stockholders no earlier than December 11, 2018, and no later than January 10, 2019.

If, however, the date of our 2019 annual meeting of stockholders is more than 30 days before or after the anniversary date of the 2018 Annual Meeting, we must receive notice on or before ten days after the day on which the date of our 2019 annual meeting of stockholders is first disclosed in a public announcement.

The nomination must contain the information specified in our Bylaws.

INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

SOLICITATION OF PROXIES

Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and of the 2017 Annual Report will be supplied to brokers, banks or nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Certain officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by mail, telephone, facsimile, e-mail or personally.

REDUCE MAILINGS

If more than one copy of our 2017 Annual Report has been mailed to your address and you wish to reduce the number of reports you receive and save us the cost of producing and mailing these reports or if you wish to receive your reports via the Internet, please let us know. We will discontinue the mailing of reports on the accounts you select if you mark the designated box on the appropriate proxy card(s). At least one account must continue to receive an annual report and proxy statement either via mail or via Internet delivery.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement, as well as other written reports and oral statements that we make from time to time, includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). The words “ongoing,” “believes,” “expects,” “may,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans, intentions or expectations expressed or implied will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including regulatory, competitive and other factors, which may cause actual financial or operating results or the timing of events to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include, but are not limited to: most of our contracts may be terminated on short notice, and we may lose or experience delays with large client contracts or be unable to enter into new contracts; imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; any failure by us to comply with contractual, regulatory or ethical requirements under our contracts, including current or changes to data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communications systems; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; failure to meet our productivity or business transformation objectives; failure to successfully invest in growth opportunities; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the expiration or inability to acquire third party licenses for technology or intellectual property; any failure by us to accurately and timely price and formulate cost estimates for contracts, or to document change orders; the rate at which our backlog converts to revenue; our ability to acquire, develop and implement technology necessary for our business; consolidation in the industries in which our clients operate; risks related to client or therapeutic concentration; the risks associated with operating on a global basis, including currency or exchange rate fluctuations and legal compliance, including anti-corruption laws; risks related to changes in accounting standards, including the impact of the changes to the revenue recognition standards; general economic conditions in the markets in which we operate, including financial market conditions and risks related to sales to government entities; the impact of changes in tax laws and regulations; and our ability to successfully integrate, and achieve expected benefits from, our acquired businesses; and the other factors set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2017 and in other public filings with the SEC. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update any forward-looking statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments.

By Order of the Board of Directors,

/ S / JAMES H. ERLINGER III
JAMES H. ERLINGER III
Executive Vice President, General Counsel
and Secretary

Dated:    February 28, 2018

Danbury, Connecticut

0

IQVIA HOLDINGS INC.

Proxy for Annual Meeting of Stockholders on April 10, 2018

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Ari Bousbib and Michael R. McDonnell, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of IQVIA HOLDINGS INC., to be held on April 10, 2018 at 9:00 a.m., E.D.T., at The Crowne Plaza, 18 Old Ridgebury Road, Danbury, Connecticut 06810, and at any postponements or adjournments thereof, as follows:

(Continued and to be signed on the reverse side.)

1.1	14475

ANNUAL MEETING OF STOCKHOLDERS OF

IQVIA HOLDINGS INC.

April 10, 2018

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The notice of meeting, proxy statement, form of proxy card and 2017 annual report are available at http://materials.proxyvote.com/46266C

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

20430000000000000000 8	041018

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. The election of four Class II directors.						FOR	AGAINST	ABSTAIN
				2.	The ratification of the appointment of PricewaterhouseCoopers LLP as IQVIA Holdings Inc.’s independent registered public accounting firm for the year ending December 31, 2018.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	¡ Ari Bousbib ¡ Colleen A. Goggins
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ John M. Leonard, M.D. ¡ Todd B. Sisiskey
☐	FOR ALL EXCEPT (See instructions below)			In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.